UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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GENTEX CORPORATION
__________________________________________________________________________________________________________________________________
(Name of registrant as specified in its charter)

__________________________________________________________________________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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600 North Centennial Street
Zeeland, Michigan 49464

NOTICE OF 2020 ANNUAL MEETING OF SHAREHOLDERS

Date: May 21, 2020
Time: 4:30 PM E.T.
Place: Pinnacle Center
3330 Highland Drive
Hudsonville, Michigan

Dear Shareholder:

The Annual Meeting of the Shareholders ("Annual Meeting") of Gentex Corporation ("Company"), a Michigan corporation, will be held at The Pinnacle Center, 3330 Highland Drive, Hudsonville, Michigan, on Thursday, May 21, 2020, at 4:30 p.m. EDT, for the following purposes:

1. To elect nine directors as set forth in the Proxy Statement.
2. To ratify the appointment of Ernst & Young LLP as the Company’s auditors for the fiscal year ended
December 31, 2020.
3. To approve, on an advisory basis, the compensation of the Company's named executive officers.
4. To transact any other business that may properly come before the meeting, or any adjournment thereof.

Shareholders of record as of the close of business on March 23, 2020, are entitled to notice of, to attend, and to vote at the meeting and are being sent this Proxy Statement on or about April 7, 2020. We are pleased to offer multiple options for voting your shares. As detailed in the "Solicitation of Proxies" section of the Proxy Statement, you can vote your shares via the Internet, by telephone (1-800-690-6903), by mail, or by written ballot at the Annual Meeting. We encourage you to use the Internet to vote your shares as it is the most efficient method. If your shares are held in "street name," (that is held for your account by a broker or other nominee), you will receive instructions from the holder of record that you must follow for your shares to be voted.

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Important Notice Regarding the Availability of Proxy Materials for
the Annual Meeting of Shareholders to be held on May 21, 2020

You are receiving this notice that the proxy materials for our 2020 Annual Meeting of Shareholders are available on the Internet. The following proxy materials can be found https://www.proxyvote.com:

Company's 2020 Proxy Statement;
Company's Annual Report to Shareholders for the year ended December 31, 2019; and
Proxy Card or Voting Instruction Form.

Whether or not you expect to be present at the meeting, you are urged to promptly vote your shares using one of the methods discussed above. If you do attend the meeting and wish to vote in person, you must withdraw your earlier-dated proxy as set forth in the Proxy Statement, and provide proof of ownership of Company shares as of the record date of March 23, 2020.
As of the time the Proxy Statement was finalized and printed, it is our intention to hold our Annual Meeting in person. However, we are actively monitoring the coronavirus (COVID-19) outbreak, and we are sensitive to the public health and travel concerns our shareholders may have and the protocols that federal, state, and local governments may impose. In the event it is not possible or advisable to hold our Annual Meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. Please monitor our Annual Meeting website at http://ir.gentex.com for updated information. If you are planning to attend our Annual Meeting, please check the website prior to the meeting date. Thank you for your understanding.
As always, we encourage you to vote your shares online (https://www.proxyvote.com) or over the phone (1-800-690-6903) prior to the annual meeting.

BY ORDER OF THE BOARD OF DIRECTORS
 Scott Ryan
 Corporate Secretary

April 7, 2020

GENTEX CORPORATION

600 North Centennial Street
Zeeland, Michigan 49464

PROXY STATEMENT FOR ANNUAL MEETING
OF SHAREHOLDERS TO BE HELD MAY 21, 2020

QUESTIONS & ANSWERS

PROXY STATEMENT

What is a Proxy and a Proxy Statement?
The Company’s Board of Directors (the "Board") is soliciting proxies for the 2020 Annual Meeting. A proxy is your authorization for someone else to vote on your behalf in the way you want to vote and allows you to be represented at the Annual Meeting even if you are unable to attend. A Proxy Statement is the document the United States Securities and Exchange Commission ("SEC") requires and the Company provides to explain the matters you are being asked to vote on by proxy and to disclose certain relevant information.

On or about April 7, 2020, the Company mailed to shareholders of record as of March 23, 2020 (other than those who previously requested electronic delivery), a Notice of Internet Availability of Proxy Materials ("Notice") containing instructions on how to access the Proxy Statement and Annual Report for the year ended December 31, 2019. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. The Notice instructs you on how to electronically access and review all the proxy materials, and these materials are available at https://www.proxyvote.com or https://materials.proxyvote.com/371901. The Notice also includes instructions about how you may request to receive proxy materials in printed form on a one-time or on-going basis.

What will I be voting on?

•Election of nine directors (see pages 9-11).

•Ratification of the appointment of Ernst & Young LLP as the Company’s auditors for the fiscal year ending December 31, 2020 (see page 40).

•Approval, on an advisory basis, of the compensation of the Company's named executive officers (see page 41).

The Board recommends a vote: FOR each of the nominees to the Board; FOR ratification of the appointment of Ernst & Young LLP as the Company’s auditors for the fiscal year ending December 31, 2020; and FOR approval, on an advisory basis, of the compensation of the Company's named executive officers;

How do I vote?

You can vote either in person at the Annual Meeting or by proxy without attending the Annual Meeting. We urge you to vote by proxy even if you plan to attend the Annual Meeting so that we will know as soon as possible that enough votes will be present for us to hold and conduct business at the meeting. If you attend the meeting and wish to vote in person, you must withdraw your earlier-dated proxy in accordance with this Proxy Statement and provide proof of ownership of Company shares as of the record date of March 23, 2020.

Please note that there are separate telephone and Internet arrangements, depending upon whether you are a holder of record [that is, if your shares are registered in your own name with the Company's transfer agent and you have possession of your stock certificate(s)] or whether you hold your shares in "street name" (that is, if your shares are held for you by a broker or other nominee, in which case you are considered the beneficial owner).

Shareholders of record voting by proxy may use one of the following three options:
•Vote by Internet (log on to https://www.proxyvote.com and follow the directions there);
•Vote by toll-free telephone (1-800-690-6903 - instructions are on the Proxy Card or Voting Instruction Form); or
•Fill out the enclosed Proxy Card or Voting Instruction Form, sign it, and mail it.

If you hold your shares in "street name," please refer to the information forwarded by your broker or other nominee to see which options are available to you. Your broker or other nominee has enclosed or otherwise provided a Voting Instruction Form.

A beneficial owner who wants to cast a vote directly, rather than have a broker or other nominee do so, can either: become a registered owner; or ask the broker or nominee to execute a proxy on your behalf. You can become a registered owner by having your broker or other nominee "certificate" your position, in which case you will receive an actual certificate for your stock, or your share ownership can be moved into a "direct registration system." Alternatively, you can check a box on the Voting Instruction Form indicating your plan to attend the meeting and to vote your shares directly, in which case your broker or other nominee should then send you your proxy. Please contact your broker or other nominee for more details.

The telephone and Internet voting facilities for shareholders of record will close at 11:59 p.m. EDT on May 20, 2020. The telephone and Internet voting procedures are designed to authenticate shareholders by the use of control numbers and to allow you to confirm that instructions have been properly recorded.

Can I change my vote?

Yes. At any time before your proxy is voted at the meeting, you may change your vote by:
•Revoking it by written notice to the Corporate Secretary at the address on the cover of the Proxy Statement;
•Delivering a later-dated proxy (including a telephone or Internet vote);
•Voting by telephone or Internet at a subsequent time; or
•Voting in person at the meeting.
If you hold your shares in "street name," please refer to the information forwarded by your broker or other nominee for procedures on revoking or changing your Proxy.

How many votes do I have?

You will have one vote for every share of common stock that you owned on March 23, 2020.

How many shares are entitled to vote?

There were 246,797,668 shares of the Company common stock outstanding as of March 23, 2020, and, accordingly, entitled to vote at the meeting. Each share is entitled to one vote.

How many votes must be present to hold the meeting?

The record date is March 23, 2020, and was established by the Board as required. Under the Company’s Bylaws, a majority of all of the voting shares of the capital stock issued and outstanding as of March 23, 2020, must be present in person or by proxy to hold the Annual Meeting.

What if I do not vote for some or all the matters listed on my Proxy Card or Voting Instruction Form?

If you return a Proxy Card or Voting Instruction Form without indicating your vote for some or all of the matters, if permissible, your shares will be voted as follows for any matter you did not vote on:

•For the approval of the director nominees to the Board listed on the card.
•For ratification of Ernst & Young LLP as the Company’s auditors for the fiscal year ended December 31, 2020.
•For the approval, on an advisory basis, of the compensation of the Company's named executive officers.

How many votes are needed for the approval of items upon which the shareholders are being asked to vote?

•Under Michigan law, the nine nominees for director will be elected by a plurality of the votes cast. Notwithstanding the foregoing, the Company's Bylaws provide that if a director is elected by less than a majority of the votes cast, then such director shall promptly tender his or her resignation by written notice to the Board.
•Ratification of Ernst & Young LLP as the Company's auditors for the fiscal year ended December 31, 2020, is by a majority of votes cast.
•The proposal to approve the compensation of the Company's named executive officers is advisory and the Board will take such votes into account when considering future actions.

What if I vote to "abstain?"

A vote to "abstain" on the election of the directors or the ratification of Ernst & Young LLP as the Company's auditors will have no effect on the outcome. A vote to abstain with respect to approval of named executive officer compensation will be taken into account by the Board in determining future action.

What if I do not return my Proxy Card or Voting Instruction Form and do not attend the Annual Meeting?

If you are a holder of record and you do not vote your shares, your shares will not be voted. If you hold your shares in "street name," and you do not give your broker or other nominee specific voting instructions for your shares, your broker or other nominee may not be permitted to exercise voting discretion with respect to certain matters to be acted upon.

If you do not give your record holder specific voting instructions and your record holder does not vote on the matters to be voted upon, the votes will be "broker non-votes." "Broker non-votes" will have no effect on the vote for the election of directors or the other matters to be voted upon as set forth in this Proxy Statement as they are treated as present for purposes of determining the existence of a quorum, but not as shares present and voting on any specific proposal.

Is my vote confidential?

Proxy instructions, ballots, and voting tabulations that identify individual shareholders are handled in a manner that protects your individual voting privacy. Your individual vote will not be disclosed either within the Company or to third parties, except:

•as necessary to meet applicable legal requirements;
•to allow for the tabulation of votes and certification of the vote; or
•to facilitate successful proxy solicitation by our Board.

Occasionally, shareholders provide written comments on their Proxy Cards or Voting Instruction Forms which are then forwarded to the Company’s management.

How can I receive a copy of the Company’s Form 10-K?
You can obtain, free of charge, a copy of our Form 10-K for the year ended December 31, 2019, which we recently filed with the Securities and Exchange Commission, by writing to:

Corporate Secretary
Gentex Corporation
600 North Centennial Street
Zeeland, Michigan 49464

You can also obtain a copy of the Company’s Form 10-K and other periodic filings with the Securities and Exchange Commission (SEC) on the Company’s web site under the heading "SEC Filings" at: http://ir.gentex.com.

The Company’s Form 10-K and other SEC filings mentioned above are also available from the SEC’s EDGAR database at http://www.sec.gov.

Can I otherwise access the Company’s proxy materials and Annual Report?

The proxy materials are also available on the Company’s website at: http://ir.gentex.com

What is "householding of proxy materials?"

Only one Notice will be sent to multiple shareholders sharing a single address, unless the Company has received instructions to the contrary from one or more shareholders. If a single copy of the Notice was delivered to an address that you share with another shareholder, and you prefer to receive additional copies, send your request to the Corporate Secretary (at 600 North Centennial Street, Zeeland, Michigan 49464, 616-772-1800), and we will promptly deliver a separate copy.

BUSINESS HIGHLIGHTS

In 2019, the Company experienced record net sales despite a reduction in light vehicle production volumes, a strike at one of its major customers, and geopolitical situations that created a difficult automotive environment. Notwithstanding those headwinds, the Company was able to produce record earnings per share as well. Highlights below include (in thousands, except per share data):

	2019	2018	2017
Net Sales	$1,858,897	$1,834,064	$1,794,873
Operating Income	$488,538	$508,126	$523,358
Net Income	$424,684	$437,883	$406,792
Earnings Per Share (Fully Diluted)	$1.66	$1.62	$1.41
Cash Dividends Declared Per Common Share	$0.46	$0.44	$0.39
Total Assets	$2,168,803	$2,085,434	$2,352,054

SOLICITATION OF PROXIES

This Proxy Statement is being furnished on or about April 7, 2020 to the shareholders of Gentex Corporation as of the record date, March 23, 2020, in connection with the solicitation by the Board of proxies to be used at the Annual Meeting to be held on Thursday, May 21, 2020, at 4:30 p.m. EDT, at The Pinnacle Center, 3330 Highland Drive, Hudsonville, Michigan 49426.

Each shareholder as of the record date, as an owner of the Company, is entitled to vote on matters to come before the Annual Meeting. The use of a proxy allows a shareholder of the Company to be represented at the Annual Meeting even if the shareholder is unable to attend in person.

There are four ways to vote your shares:

1)By Internet at https://www.proxyvote.com We encourage you to vote this way.
2)By toll-free telephone (1-800-690-6903)
3)By completing and mailing your Proxy Card or Voting Instruction Form
4)By written ballot at the Annual Meeting

If the form of proxy accompanying this Proxy Statement is properly executed using any of the methods described above, the shares represented by the proxy will be voted at the Annual Meeting and at any adjournment of the meeting. Where shareholders specify a choice, the proxy will be voted as specified. If no choice is specified, the shares represented by proxy will be voted: FOR the election of all nominees named in the Proxy Statement; FOR ratification of Ernst & Young LLP as the Company’s auditors for the fiscal year ending December 31, 2020; and FOR approval, on an advisory basis, of the compensation of the Company's named executive officers. These proposals are described in this Proxy Statement. A proxy may be revoked prior to its exercise by (1) delivering a written notice of revocation to the Corporate Secretary, (2) delivery of a later-dated proxy, including a telephone or Internet vote, or (3) attending the meeting and voting in person, as discussed above.

VOTING SECURITIES AND RECORD DATE

March 23, 2020, has been fixed by the Board as the record date for determining shareholders entitled to vote at the Annual Meeting. On that date, 246,797,668 shares of the Company’s common stock, par value $.06 per share, were issued and outstanding. Shareholders are entitled to one vote for each share of the Company’s common stock registered in their names at the close of business on the record date. Abstentions and broker non-votes are counted for the purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions and broker non-votes are not, however, counted in tabulations of votes cast on matters presented to shareholders, though the Board will consider abstentions in determining future actions.

ELECTION OF DIRECTORS

The Company’s Restated Articles of Incorporation specify that the Board shall consist of at least six, but not more than nine members, with the exact number to be determined by the Board. The Board has currently set the number of directors at nine. The Restated Articles of Incorporation state that directors shall be elected annually for terms expiring at the next annual meeting of shareholders.

All of the nine current members of the Company’s Board qualify as "independent directors" as determined in accordance with the current listing standards of The NASDAQ Global Select Market ("NASDAQ"). Based on these current NASDAQ listing standards, the Company’s Board has identified and affirmatively determined the following directors have no material relationships with the Company other than as a director and are independent: Leslie Brown, Gary Goode, James Hollars, John Mulder, Richard Schaum, Frederick Sotok, Kathleen Starkoff, Brian Walker, and James Wallace. In making its independence determinations, the Board considered: the former employment and a former consulting arrangement of Mr. Mulder; the former employment of Mr. Hollars; and the fact that Mr. Sotok's son has an interest in a small vendor of the Company. The Board determined that these circumstances do not interfere with the exercise of independent judgment in carrying out the responsibilities of a director. First time director nominee Steve Downing, President and CEO of the Company, would not qualify as independent under the applicable standards. Mr. Sotok is not standing for re-election.

Each of the current Board members have been determined to meet the required experience and qualifications set forth in the Company's Position Profile: Member of the Board of Directors, including, among them, high levels of personal and professional integrity, distinguished management careers, and the demonstrated ability to work effectively as Board members. Combined with the other desirable characteristics and experience of such individuals, these individuals have the experience, qualifications, attributes, and/or skills (which are described below) which have made them valued directors. Though Mr. Sotok is not standing for re-election, the Nominating and Corporate Governance Committee has recommended the other incumbent directors, along with Mr. Downing, to the Board for nomination for election to the Board. The Board has concluded such individuals should be nominated for election to the Board, based on qualifications and contributions of such incument directors and based on Mr. Downing's demonstrated capabilities, his knowledge of the Company and the industries in which it operates, his professional and personal integrity, and his ability to work effectively with the Board.

The terms of all current Board members will expire upon the election of the directors to be elected at the 2020 Annual Meeting. The Board has (upon the recommendation of the Company's Nominating and Corporate Governance Committee) nominated Leslie Brown, Steve Downing, Gary Goode, James Hollars, John Mulder, Richard Schaum, Kathleen Starkoff, Brian Walker, and James Wallace for election as directors at the Annual Meeting, each to serve a one-year term expiring in 2021. The Nominating and Corporate Governance Committee continues to avail itself of a variety of resources in its efforts to identify qualified and diverse candidates. Candidates are sought not only in traditional corporate environments, but also other environments such as government, academia, private enterprise, nonprofit organizations, and a variety of professions. In order to promote diversity, the Nominating and Corporate Governance Committee is: willing to consider exceptions to the Board Attendance and Overboarding Policy; considering search firms with a track record of identifying qualified, diverse director candidates; as appropriate, seeking to engage with organizations representing the interests of women and minorities; and periodically reviewing its processes and procedures to ensure there are no structural impediments to increasing Board diversity. The Board continues to build a pool of diverse candidates and the Board's diversity has increased because of these actions. The Nominating and Corporate Governance Committee seeks to ensure diverse candidates are considered and interviewed for any open Board seat(s). The Board believes its diversity will continue to increase as a result of the foregoing approach taken by the Nominating and Corporate Governance Committee.

Unless otherwise specifically directed by a shareholder’s marking on the Proxy Card or Voting Instruction Form, or in directions given either via the Internet or telephone, the persons named as proxy voters in the accompanying proxy Statement will vote for the nominees described above and below. If any of these nominees becomes unavailable, which is not now anticipated, the Board may designate a substitute nominee, under the recommendation of the Nominating and Corporate Governance Committee, in which case the accompanying proxy will be voted for the substituted nominee. Proxies cannot be voted for a greater number of persons than the number of nominees named.

Under the Michigan Business Corporation Act, a plurality of votes cast by shareholders at the meeting is required to elect directors of the Company under Michigan law. Accordingly, the nominees who receive the largest number of affirmative votes will be elected, regardless of the number of votes received. Notwithstanding the foregoing, the Company amended its Bylaws to provide that if a director is elected by less than a majority of the votes cast, then such director shall promptly tender his or her resignation by written notice to the Board. Each of the nominees has agreed to tender his or her resignation from the Board in writing to the Board if he or she is not elected by a majority of votes cast. Broker non-votes and votes withheld will not have a bearing on the outcome of the election (though the Nominating and Corporate Governance Committee and Board will consider abstentions in making future nominations). Votes will be counted by Inspectors of Election appointed by the presiding officer at the Annual Meeting.

The Board recommends a vote FOR the election of all persons nominated by the Board.

The content of the following table relating to age and business experience is based upon information furnished to the Company by the nominees and directors, as of February 20, 2020.

Name (Age) and Position	Business Experience
Nominees for Terms to Expire in 2021
Ms. Leslie Brown (66) Director since 2016	Ms. Brown, since 2003, is the owner and chairperson of Metal Flow Corporation, a Holland, Michigan, based high volume producer of technically sophisticated custom metal (of various varieties) components through deep draw processes. Including operations in China, Metal Flow Corporation globally ships over one million parts daily for a variety of automotive applications, including airbags, decorative trim, emissions, fuel handling, sensors, and solenoids. As such, Ms. Brown has a significant understanding of, and experience with, challenges faced by manufacturing companies that supply the global automotive industry. In addition to her years of experience as an entrepreneurial automotive supplier, as a prominent local businesswoman serving on a variety of community organization boards of directors (including as chairperson of the Holland Hospital Board), Ms. Brown has demonstrated a high degree of professionalism and personal integrity. Ms. Brown offers insight and perspective especially in terms of developing and maintaining an entrepreneurial team. Ms. Brown has been affirmatively identified as an independent director by the Board. She serves on the Company's Nominating and Corporate Governance Committee.

Mr. Steve Downing (42) New Director candidate
Mr. Downing was elected Chief Executive Officer of the Company effective as of January 1, 2018. He has been employed by the Company since 2002. Prior to being elected Chief Executive Officer, he served as President and Chief Operating Officer from August 2017 to December 2017, as Senior Vice President and Chief Financial Officer from June 2015 to August 2017, and as Vice President of Finance and Chief Financial Officer from May 2013 to June 2015. He served in a variety of roles before that time. During his tenure with the Company, Mr. Downing has collected a vast wealth of knowledge and experience with respect to the Company and the industries in which it operates. Mr. Downing's thorough understanding of the Company's industries, familiarity with the Company's entrepreneurial culture, ability to build and lead a cohesive management team, and demonstrated work with the Board make him a logical candidate for Board membership.

Mr. Gary Goode (74) Director since 2002
Mr. Goode is the Chairman of Titan Distribution LLC, an Elkhart, Indiana company, that offers consulting and distribution services related to structural adhesives, and has held that position since 2004. He was previously employed at Arthur Andersen LLP for 29 years, including 11 years as the managing partner of its West Michigan practice, until his retirement in 2001. As an audit committee financial expert, Mr. Goode provides the Board with financial reporting and accounting expertise. His many years of public accounting experience provided Mr. Goode the opportunity to work with a great variety of small and large companies, including public companies, in a broad array of industries (including automotive and technology companies). Such experience allows Mr. Goode to provide excellent perspective to the Board. Mr. Goode has been affirmatively identified as an independent director by the Board and as an audit committee financial expert. He is Chair of the Company's Audit Committee and serves on the Company's Compensation and Nominating and Corporate Governance Committees.

Mr. James Hollars (75) Director since 2014	Mr. Hollars currently serves as a license partner of Engel & Volkers, a global company and lifestyle brand providing high quality services to those seeking to buy and sell real estate and has so served for more than five years. Prior to that, he served as the Senior Vice President - Sales of the Company from 1999 to 2009. Mr. Hollars has an exceptional understanding of the sales process for suppliers to automotive OEMs, especially in Europe which continues to be an important geographic market for the Company. Mr. Hollars offers the Board unique insight into the decision-making process of automotive customers in regards to sourcing. His familiarity with the Company's core business principles and what it takes to work in an entrepreneurial environment allow him to understand the Company more fully. Mr. Hollars has been affirmatively identified as an independent director by the Board.
Mr. John Mulder (83) Director since 1992	Mr. Mulder was the Vice President-Customer Relations of the Company from February 2000 to June 2002. Before that, he was Senior Vice President-Automotive Marketing of the Company from September 1998 to February 2000. Prior to September 1998, he was Vice President- Automotive Marketing of the Company for more than five years. Mr. Mulder's overall understanding of the Company's primary industry and intimate knowledge of selling to automotive OEMs provides insight to the Board. His familiarity with the Company's core business principles and close relationships developed over the years with relevant decision makers at the Company's customers offer the Board a valuable perspective. Mr. Mulder has been affirmatively identified as an independent director by the Board.
Mr. Richard Schaum (73) Director since 2011	Mr. Schaum has been General Manager of 3rd Horizon Associates LLC, a technology assessment and development company, since May 2003. From October 2003 until June 2005, he was Vice President and General Manager of Vehicle Systems for WaveCrest Laboratories, Inc., a startup company involved in the commercialization of proprietary electric propulsion systems. Prior to that, for more than thirty years, he was with DaimlerChrysler Corporation, and its predecessor, Chrysler Corporation, serving in various positions including Executive Vice President, Product Development, and General Manager of Powertrain Operations, a $7 billion business with 11 plants and 23,000 employees. Mr. Schaum is a fellow of the Society of Automotive Engineers and served as its Chairman and President from 2007 to 2008. He has also previously served on the Board of Directors of BorgWarner, Inc. and Sterling Construction Co. Mr. Schaum has been affirmatively identified as an independent director by the Board. He is Chair of the Company's Compensation Committee and serves on the Company's Audit Committee.

Ms. Kathleen Starkoff (62) Director since 2018	Ms. Starkoff is the President and CEO of Orange Star Consulting, a Columbus, Ohio based information technology consulting firm. She has served in that role since 2013. Prior to that, Ms. Starkoff was Chief Information Officer at the Ohio State University from 2008-2013. Before that, she served as Chief Technology Officer and Group Vice President of Limited Brands (now L Brands), a global retailer that includes Bath & Body Works. She also served as Chief Technology Officer and Senior Vice President of BankOne Corporation (now JPMorgan Chase). As such, Ms. Starkoff provides the Board with significant information technology and enterprise risk management expertise, including in the public company context. In addition, she has significant private and nonprofit board experience and has been recognized by the National Association of Corporate Directors (“NACD”) as both a “Leadership Fellow,” and a featured cyber-security expert. Ms. Starkoff has been affirmatively identified as an independent director by the Board. Ms. Starkoff serves on the Company's Audit Committee.
Mr. Brian Walker (58) Director since 2018
Mr. Walker most recently served as President and CEO of Herman Miller, Inc., a West Michigan based company involved in the research, design, manufacture, selling, and distribution of office furniture systems, seating products, and other free-standing furniture elements, prior to his retirement. Mr. Walker worked at Herman Miller, Inc. for 29 years in a variety of capacities, including Chief Operating Officer, Chief Financial Officer, and Executive Vice President. Mr. Walker serves as lead director of Briggs & Stratton Corporation, where he chairs the Compensation Committee and serves on the Finance Committee. Mr. Walker is also a member of the Board of Directors of Cooper Tire & Rubber Company and Universal Forest Products, where he serves as Chair of the Audit Committee. The Company is pleased to have access to Mr. Walker's executive experience and financial expertise in public company settings, along with his corporate board experience and keen understanding of challenges public companies face in West Michigan. He has been affirmatively identified as an independent director by the Board.

Mr. James Wallace (77) Chair of the Board Director since 2007	Mr. Wallace is Chair of the Board of Cranel, Inc., a Columbus, Ohio, company that provides storage, imaging, and information technology services; data storage solutions; document imaging, storage, publishing, and duplication services; and support, to the storage and imaging industry. Previously, he served as President and Chief Executive Officer of Cranel, Inc. for more than five years. His experience in the information technology services industry offers the Board an understanding of evolving technologies, in addition to manufacturing expertise, especially while operating in an entrepreneurial environment. Mr. Wallace has been affirmatively identified as an independent director by the Board. Mr. Wallace is Chair of the Board, Chair of the Company’s Nominating and Corporate Governance Committee, and serves on the Company's Compensation Committee.

COMMON STOCK OWNERSHIP OF MANAGEMENT

The following table contains information with respect to ownership of the Company’s common stock by all directors, nominees for election as directors, executive officers named in the tables under the caption "EXECUTIVE COMPENSATION," current executive officers, and all directors and such executive officers as a group. The content of this table is based upon information supplied by the Company’s named executive officers, directors and nominees for election as directors, and represents the Company’s understanding of circumstances in existence as of March 1, 2020.

Name of Beneficial Owner	Amount and Nature of Ownership		Percent of Class
	Shares Beneficially Owned (1)	Exercisable Options (2)
Neil Boehm	45,875	19,968	*
Leslie Brown	28,403	21,000	*
Matthew Chiodo	47,923	20,000	*
Steve Downing	233,988	113,512	*
Gary Goode	62,403	42,000	*
James Hollars	69,207	28,000	*
John Mulder (3)	96,707	21,000	*
Kevin Nash	54,636	27,670	*
Scott Ryan	45,474	19,828	*
Richard Schaum	91,403	78,000	*
Frederick Sotok (4)	39,099	7,000	*
Kathleen Starkoff	9,833	4,430	*
Brian Walker	7,913	3,510	*
James Wallace	75,803	54,000	*
All directors and executive officers as a group (14 Persons)	908,667	459,918	*

* Less than one percent.

(1)Except as otherwise indicated by footnote, each named person claims sole voting and investment power with respect to the shares indicated.
(2)This column reflects shares subject to options exercisable within 60 days, and these shares are included in the column captioned "Shares Beneficially Owned."
(3)Includes 40,000 shares held in a trust established by Mr. Mulder's spouse, and Mr. Mulder disclaims beneficial ownership of these shares.
(4)Includes 348 shares owned by Mr. Sotok's spouse through partnership, and Mr. Sotok disclaims beneficial ownership of these shares.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table contains information with respect to ownership of the Company’s common stock by persons or entities that are beneficial owners of more than five percent of the Company’s voting securities as of December 31, 2019.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	24,931,717	9.9%
Black Rock Inc. 40 East 52nd Street, New York, NY 10022	24,461,354	9.7%

CORPORATE GOVERNANCE

The Company operates within a comprehensive plan of corporate governance set forth in the Gentex Corporation Corporate Governance Guidelines (*) as adopted for the purpose of defining responsibilities, setting high standards of professionalism and personal conduct, and assuring compliance with such responsibilities and standards. The Company regularly monitors developments in the area of corporate governance.

The Board has an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee, and, in accordance with the Company's Bylaws, may appoint other committees from time to time. Each standing committee has a written charter. All such charters, as well as any documents marked with an asterisk (*) in this Proxy Statement, are available under the headings, "Corporate Governance", then "Documents & Charters" on the Company’s web site at http://ir.gentex.com. A hard copy of any of these documents will be provided to any shareholder who submits a request in writing to the Corporate Secretary, Gentex Corporation, 600 North Centennial Street, Zeeland, MI 49464.

Each member of the Board is expected to abide by the Gentex Corporation Board Attendance and Overboarding Policy (*), unless an exception thereto has been approved by the Board. That includes the expectation to attend all meetings of the Board, all applicable committee meetings, and each annual meeting of shareholders. All then members of the Board attended the 2019 Annual Meeting. Each of the current members of the Board, including all nominees for the Board, is expected to attend the 2020 Annual Meeting During 2019, the Board held four Board meetings. All directors then serving attended at least 75 percent of the aggregate number of meetings of the Board and Board committees on which they served.

Responsiveness to Shareholders

•The fact that the Company has declassified its Board and implemented majority voting for directors (in the form of a director resignation Bylaw) in response to shareholder proposals, as well as allowing its shareholder rights plan (poison pill) to expire, demonstrates responsiveness to expressed shareholder concerns. In fact, implementation of majority voting for directors (in the form of a director resignation Bylaw) was done with the input and concurrence of the shareholder proponent as to form of adoption of the same.
•The Company also implemented a Lead Independent Director Policy (*) to address concerns raised by shareholders when the Company had a non-independent Chair of the Board, again demonstrating its commitment to good corporate governance and ongoing engagement with shareholders.
•The Company has added a Sustainability section to its website (which is updated periodically) and publishes a Sustainability Report annually that provides key information regarding progress that the Company is making for sustainability initiatives in response to shareholder suggesitons.

•The Company has added additional diversity considerations to its director nominating policies in response to suggestions from shareholders. Such diversity considerations, along with the actual practices of the Nominating and Corporate Governance Committee, have led to a broader and more diverse director candidate pool.

Board of Directors Leadership Structure

•James Wallace serves as an independent Chair of the Board.
•While the Company had a CEO who also served as Chair of the Board, the Board implemented a Lead Independent Director Policy and had a Lead Director thereunder. The independent members of the Board have as an agenda item at each meeting a session where they meet without management present.
•The Company acknowledges that independent board leadership is important, and the independent directors will continue to meet outside of the presence of management.
•Even with an independent Chair of the Board, the Company remains of the belief that it is important that the Board have flexibility to determine the most qualified person to serve as Board Chair rather than unduly impairing such flexibility with any policy requiring an independent Chair of the Board.
•While the Board now has an independent Chair, alleviating the need for a Lead Director, the Lead Independent Director Policy remains in place to continue to provide the Board appropriate flexibility.
•The Board, and each standing committee of the Board, undertake annual self-evaluations which include: written evaluations; collection of relevant information; summary and review of the same by the Board and each committee; and the opportunity for peer review and for each director to comment thereupon. This process has helped inform the Board in regard to existing director qualifications, skills, attributes, and experience and those needed for the future.

Audit Committee

•The Company’s Audit Committee currently includes Mr. Goode (Chair), Mr. Schaum, Ms. Starkoff, and Mr. Sotok.
•The Audit Committee met five times during the fiscal year ended December 31, 2019. Information regarding the functions performed by the Committee is set forth in the following "Report of the Audit Committee."
•The Board has affirmatively determined that all members of the Audit Committee meet the appropriate tests for independence, including those set forth in the NASDAQ Stock Market Rules.
•All Audit Committee members possess the required level of financial literacy and the Board has determined that at least one member of the Audit Committee, Mr. Goode, meets the current standard of audit committee financial expert as required by the Sarbanes-Oxley Act.
•The Audit Committee operates pursuant to the Gentex Corporation Audit Committee Charter (*).
•The Company’s independent auditors report directly to the Audit Committee and the Audit Committee is actively engaged in selecting the audit engagement partner.
•The Audit Committee, consistent with the Sarbanes-Oxley Act and the rules adopted thereunder, meets with management and the auditors prior to the filing of officer certifications with the SEC to receive information concerning, among other things, any significant deficiencies or material weaknesses in the design or operation of internal controls.
•The Audit Committee’s policy regarding the pre-approval of audit and non-audit services provided by the Company’s independent auditors is outlined in a document called "Revised Audit Committee Procedures for Approval of Audit and Non-Audit Services by Independent Auditors" (*), which is attached as Appendix A to this Proxy Statement.
•The Audit Committee reviews and discusses with the Company's independent auditors all relationships the independent auditor has with the Company so as to be able to determine the auditor's objectivity and independence.
•The Audit Committee has adopted a policy titled "Complaint Submission and Handling Policy" (*), to enable confidential and anonymous reporting to the Audit Committee and to the Company as appropriate.
•The Audit Committee reviews and approves all related-party transactions in accordance with the Audit Committee Charter. This review and approval covers all manners of related-party transactions, which are viewed in light of applicable disclosure requirements, independence standards for directors, and applicable Company codes and policies.

Compensation Committee

•The Company’s Compensation Committee currently includes Messrs. Schaum (Chair), Goode, and Wallace.
•The Compensation Committee met nine times during the fiscal year ended December 31, 2019. The Compensation Committee is responsible for administering all of the Company’s incentive plans and other compensation arrangements for executive officers of the Company. Information regarding functions performed by the Committee is set forth in the following "Compensation Committee Report."
•The Board has affirmatively determined that all members of the Compensation Committee meet the appropriate tests for independence, including those set forth in the NASDAQ Stock Market Rules.
•The Compensation Committee operates pursuant to the Gentex Corporation Compensation Committee Charter (*).
•More information regarding the scope of authority of the Compensation Committee, any delegation of its authority, and the role of executive officers is set forth in the "Compensation Discussion and Analysis" below.
•The Compensation Committee has authority under the Compensation Committee Charter to obtain the advice of compensation consultants. In 2019, consistent with the Compensation Committee Charter, the Compensation Committee engaged an independent compensation consultant, Mercer (US) Inc. ("Mercer") to advise on certain compensation matters. Mercer's engagement in 2019 included: an ongoing assessment of the Company's existing compensation program; a competitive analysis of a peer-group of publicly-traded organizations, including base salaries, annual incentives, and long-term incentives; plan design alternatives; pay trends; performance metrics; stock ownership guidelines; director compensation; and reporting on the foregoing. The Compensation Committee did consider the independence of Mercer in assessing the information and recommendations provided by Mercer as set forth herein. Mercer provided peer group and industry compensation data to both management and the Compensation Committee for executives and directors. Such data was used by the Compensation Committee as a frame of reference for confirming the Company's compensation structure as more fully described herein, including establishing officer compensation targets for base pay, annual cash bonuses, and long-term equity incentives.
•The Board, based on the recommendation of the Compensation Committee, has also adopted "Stock Ownership Guidelines" (*), an "Anti-Hedging and Anti-Pledging Policy" (*) and a "Clawback Policy" (*).
•The Compensation Committee does not believe that the Company's compensation policies and practices are reasonably likely to have a material adverse effect on the Company.

Nominating and Corporate Governance Committee

•The Company’s Nominating and Corporate Governance Committee currently includes Mr. Wallace (Chair), Ms. Brown, and Mr. Goode, although such committee regularly receives input from other directors.
•The Nominating and Corporate Governance Committee met formally one time during the fiscal year ended December 31, 2019 (and met informally and held other discussions at regularly scheduled Board meetings, and otherwise, including consideration of potential candidates for nomination to the Board). The Nominating and Corporate Governance Committee is responsible for identifying and recommending qualified individuals to serve as members of the Company’s Board and met in February 2020 in accordance with such responsibilities.
•The Board has affirmatively determined that all members of the Nominating and Corporate Governance Committee meet the appropriate tests for independence, including those set forth in the NASDAQ Stock Market Rules.
•The Nominating and Corporate Governance Committee operates pursuant to the Gentex Corporation Nominating and Corporate Governance Committee Charter (*).
•The Nominating and Corporate Governance Committee has adopted certain procedures contained in a document called "Selection Process for Board Candidates" (*) to consider candidates for director nominations. Generally, the Nominating and Corporate Governance Committee identifies candidates from a variety of resources to ensure a diverse pool of candidates, with support of the other Board members and management, as needed. Candidates that meet the established criteria are identified and presented to the entire Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee, with other Board members involved as well, will then conduct interviews and reviews, as appropriate and necessary. The Nominating and Corporate Governance Committee meets to consider and approve the most qualified candidates so it can make its recommendations to the full Board.
•The Nominating and Corporate Governance Committee has established the minimum qualifications for candidates, which are contained in a document called "Position Profile of a Member of the Board of Directors" (*). Those required qualifications include: working and/or experience with an entrepreneurial company; high level of personal and professional integrity; successful and distinguished business management career (using the Company's core principles); understanding of the Company's markets; and ability to work effectively with current Board members. The Position Profile also sets forth other desirable experience and qualifications, including gender, race, ethnic, and country of origin diversity.
•The Nominating and Corporate Governance Committee continually refines its on-boarding process for new directors, which is now led by Ms. Brown.
•The Nominating and Corporate Governance Committee has not, to date, paid any third party a fee to assist in identifying and evaluating nominees, but has the authority to do so.
•The Nominating and Corporate Governance Committee has not, to date, received any potential director candidates for nomination from any shareholder that beneficially owns more than five percent of the Company's common stock.
•The Nominating and Corporate Governance Committee (and the entire Board) is committed to increasing diversity on the Board. As such, the Nominating and Corporate Governance Committee will continue to avail itself of a variety of resources in its efforts to identify qualified and diverse director candidates. Candidates are sought not only in traditional corporate environments, but also other environments such as government, academia, private enterprise, nonprofit organizations, and a variety of professions. In order to promote diversity, the Nominating and Corporate Governance Committee is: willing to consider exceptions to the Board Attendance and Overboarding Policy for appropriate candidates; considering search firms with a track record of identifying qualified, diverse director candidates; as appropriate, seeking to engage with organizations representing the interests of women and minorities; and periodically reviewing its processes and procedures to ensure there are no structural impediments to increasing Board diversity.
•The Nominating and Corporate Governance Committee will consider nominees for the Board from a variety of sources, including current directors, management, retained third-party search firms, and shareholders. The Nominating and Corporate Governance Committee avails itself of a variety of available resources for candidates (and from non-executive positions and/or non-traditional environments). If you want to recommend a director candidate, you may do so in accordance with the Company’s procedures or the Company’s Restated Articles of Incorporation. If a shareholder desires to recommend a candidate for consideration by the Nominating and Corporate Governance Committee for inclusion in the Company’s 2021 Proxy Statement as a Board nominee, that recommendation should be submitted in writing, together with appropriate biographical information, to the Chair of the Nominating and Corporate Governance Committee, c/o Corporate Secretary’s Office, Gentex Corporation, 600 North Centennial Street, Zeeland, Michigan 49464. Any such nominations should be received by the Chair of the Nominating and Corporate Governance Committee by no later than December 31, 2020, to allow adequate time for consideration of the nominee. Other nominations by shareholders for any directorship may be submitted to the Board by written notice as set forth in the Company’s Restated Articles of Incorporation and Bylaws, or pursuant to the rules and regulations promulgated under the Securities Exchange Act of 1934.
•The Nominating and Corporate Governance Committee has corporate governance responsibilities as delegated by the Board.

Codes

•The Board has adopted a "Code of Ethics for Certain Senior Officers" (*) that applies to certain of the Company’s officers and including the chief executive officer, principal financial officer and principal accounting officer. Information concerning any alleged violations is to be reported to the Audit Committee.
•The Company has also adopted a "Code of Business Conduct and Ethics" (*). This Code applies to all directors, officers and employees of the Company.
•No waivers of either of the foregoing codes have occurred to date.

Shareholder Communication with Members of the Board

•You may contact any of our directors by writing them: Board, c/o Corporate Secretary’s Office, Gentex Corporation, 600 North Centennial, Zeeland, Michigan 49464. Employees and others who wish to contact the Board or any member of the Audit Committee may do so anonymously, if they wish, by using this address. Such correspondence will not be screened and will be forwarded in its entirety.

Personal Loans to Executive Officers and Directors

•The Company complies with and will operate in a manner consistent with an act of legislation outlawing extensions of credit in the form of personal loans to or for its directors and executive officers.

Director and Executive Officer Stock Transactions

•Under the regulations of the Securities and Exchange Commission (SEC), directors and executive officers are required to file notice with the SEC within two (2) business days of any purchase or sale of the Company’s stock. Information on filings made by any of our directors or executive officers can be found on the Company’s web site under "SEC Filings" at http://ir.gentex.com. The Company has in place an Anti-Hedging and Anti-Pledging Policy which prohibits directors and officers from engaging in transactions such as puts, calls, options, other derivative securities, collars, forward sales contracts, and short selling with respect to the Company's stock. See "Compensation Discussion and Analysis" below.

Sustainability

•The Company has a Sustainability section of its website (https://www.gentex.com/about/sustainability) to provide insight into how the Company is looking out for the environment, while at the same time striving to execute a wide variety of social responsibility initiatives.
•Environmental Policy. The Company meets or exceeds all relevant legal and customer requirements, which necessitates continual improvement in minimizing waste and preventing pollution. In fact, the Company periodically establishes objectives and targets to minimize pollution and adverse impacts on the environment associated with its business activities.
•Gentex Environmental Management System. The Company's environmental management system is based on ISO 14001 (international environmental standard). This system governs environmental performance by addressing the impact of the Company's activities, products, and services on the environment.
•Energy and Climate Change. The Company has in place continuous improvement efforts to improve energy efficiency. Automated building management systems, energy-efficient lights, and efficient HVAC equipment are all employed to decrease energy usage. A robust recycling strategy has also lowered scrap and otherwise minimized waste. New initiatives to reduce, reuse, and recycle have been successful in meeting established goals for continuous improvement, minimizing waste, and decreasing pollution.

Human Capital Management/Social Concerns

•The Company values its people as demonstrated by empowering employees at all levels and making a significant investment in them each day by providing high quality health care (including onsite health care), wellness programs, and state of the art fitness facilities.

•The Company not only values employee wellness, but as importantly, employee safety with the Board receiving a report at each Board meeting of total recordable cases, which remain well below industry averages. Prioritizing safety not only improves morale and efficiency, but lowers costs overall as well.
•The Company supports an environment of equal opportunity and conducts all practices related to recruitment, hiring, promotion, discipline, and other terms and conditions of employment in a manner which does not discriminate on the basis of race, color, religion, national origin, ethnicity, age, sex, sexual orientation, gender expression, handicap, marital status, military service, height, or weight.
•The Company's ongoing efforts to promote diversity, equity and inclusion include: the appointment of Mr. Joe Matthews as Diversity Officer; numerous diversity programs; training courses; and awareness initiatives. Such efforts have increased diversity through all levels of the organization, including the Board. The Company has also guided the launch of two resource groups, Women at Gentex and Gentex Veterans.
•The Company has significantly increased its involvement in the communities in which it operates, through strategic community investment and employees being supported in volunteering thousands of community service hours.
•The potential social and economic impact on the Company, its employees, customers, and vendors is considered in everything the Company does.

Risk Oversight

•While the Board oversees risk management generally, management of the Company is charged with managing risk through appropriate internal processes and internal controls.
•On behalf of the Board, the Audit Committee oversees Company risk policies and procedures relating to financial statements and financial reporting processes, cyber security risks, credit risks, liquidity risks, and other business risks.
•The Audit Committee engages in typical oversight of internal control over financial reporting.
•The Audit Committee also requires as an annual agenda item a business risk update covering facilities, IT infrastructure, manufacturing, materials/supply chain, and human resources.
•In addition, the Audit Committee further requires as an annual agenda item an IT security update covering cyber security, the IT security framework, and IT security initiatives, using benchmarking as appropriate.
•The foregoing allows the Audit Committee to engage management and the independent auditors with respect to risk assessment, risk management, risk mitigation, and appropriate action plans with respect thereto, if and when necessary.
•The Compensation Committee designs the officer compensation system so as to minimize risks arising therefrom, including avoidance of excessive risk taking as further discussed in "Compensation Discussion and Analysis."
•The Audit Committee and the Compensation Committee each report to the Board periodically and as appropriate with regard to their respective risk oversight functions.
•The foregoing risk oversight does not necessarily have a material effect on the Company's leadership structure.
•The Board also annually reviews the Company's various insurance coverages.

Report of the Audit Committee

The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities for management’s conduct of the Company’s accounting and financial reporting processes and the Company’s system of internal controls regarding finance, accounting, legal compliance and ethics. The Audit Committee’s function is more fully described in its Audit Committee Charter, which the Board of Directors has adopted and is available on the Company's website. The Audit Committee reviews this Audit Committee Charter on an annual basis. The Board of Directors annually reviews the Nasdaq Global Select Market definition of independence for audit committee members and has determined that each member of the Audit Committee meets that standard.

Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements, and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The Company’s independent auditors, Ernst & Young LLP, are responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

Pursuant to action of the Audit Committee on February 19, 2020, the Audit Committee reports that it has: (i) reviewed and discussed the Company's audited financial statements with management; (ii) discussed with the independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission; and (iii) received the written disclosures and the letter from the independent accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant's independence. Based on the review and discussions referred to in Items (i)-(iii) above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's annual report on Form 10-K for the year ended December 31, 2019, for filing with the Securities and Exchange Commission.

The Audit Committee has selected Ernst & Young LLP as the Company’s independent auditors for the year ending December 31, 2020, and has submitted the same to the shareholders for ratification at the Annual Meeting.

This report of the Audit Committee does not constitute "soliciting material" and should not be deemed "filed" or incorporated by reference into any of the other Company filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically requests that the information be treated as soliciting material or specifically incorporates this report by reference therein.

Audit Committee:  Gary Goode, Chair
Richard Schaum
Frederick Sotok
Kathleen Starkoff

February 19, 2020

Compensation Committee Report

The primary purpose of the Compensation Committee of the Board of Directors of the Company is to assist the Board of Directors in discharging its responsibilities related to compensation of the Company's officers. The Compensation Committee's function is more fully described in its Charter, which the Board of Directors has adopted and is available on the Company's website. The Compensation Committee reviews its Compensation Committee Charter on an annual basis, recommending changes to the Board of Directors when and as appropriate. The Compensation Committee is comprised of three members, each of whom the Board of Directors has determined meets the appropriate independence tests for compensation committee members under the NASDAQ listing standards.

Pursuant to action of the Compensation Committee on February 19, 2020 the Compensation Committee reports that it has reviewed and discussed the Company's Compensation Discussion and Analysis with management. Based on the above-referenced review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company's annual report on Form 10-K for the year ended December 31, 2019, and this Proxy Statement, for filing with the Securities and Exchange Commission.

This report of the Compensation Committee does not constitute "soliciting material" and should not be deemed "filed" or incorporated by reference into any of the other Company filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically requests that the information be treated as soliciting material or specifically incorporates this report by reference therein.

Compensation Committee: Richard Schaum, Chair
Gary Goode
James Wallace

February 19, 2020

COMPENSATION DISCUSSION AND ANALYSIS

INTRODUCTION

Our Compensation Discussion and Analysis describes the key principles and approaches used to determine the elements of compensation awarded to, earned by, and paid to each of our named executive officers ('NEOs") during 2019. The discussion provides information and context to the compensation disclosures included in the accompanying compensation tables and footnotes therein. It should be read in conjunction with such disclosures. It also addresses any changes to the same for 2020.

The following Company executives are our NEOs for 2019:

Name	Title
Steve Downing	President and CEO
Neil Boehm	Vice President, Engineering and CTO
Kevin Nash	Vice President, Finance, CFO and Treasurer
Matt Chiodo	Vice President, Sales
Scott Ryan	Vice President, General Counsel and Corporate Secretary

We first provide a brief overview of our officer compensation program and then discuss and analyze topics including:

Relationship Between Pay & Performance    How Compensation Decisions are Made
Elements of the Executive Compensation Program  Compensation Policies & Practices
OVERVIEW

Our Performance

Given industry and market trends, we were pleased with our 2019 financial performance and we believe we are well positioned for long term success. For 2019, our revenues outperformed our underlying markets by approximately seven percent. Continued execution of our product development and growth strategy, including execution of our capital allocation strategy, has provided the opportunity for our stock to perform well compared to our peer group during the most recently completed year.

Compensation Philosophy

Our compensation program is designed to balance short-term performance with long-term growth. Our compensation and benefits must be competitive with compensation arrangements provided to officers at comparably-sized companies with whom we compete for talent. Our officer compensation philosophy is reviewed annually by the Compensation Committee, and has the following key objectives:
•Reward performance - An increasing percentage of officer pay is performance-based, and therefore, at risk. Our pay programs reflect our “pay-for-performance” culture that aligns officer incentives with the interests of our shareholders. This philosophy permeates our organization as even below the officer level all other employees receive profit sharing bonuses and are eligible to purchase stock under the Employee Stock Purchase Plan at a 15% discount, in addition to over 1,500 employees receiving stock options and/or restricted stock.

•Emphasize long-term incentive compensation - We share a portion of the value created for shareholders with those responsible for the results through our use of equity incentives. In order to promote this, the Company rewards officers for delivering long-term earnings before interest, taxes, depreciation, and amortization ("EBITDA") and return on invested capital ("ROIC") with performance shares that have cliff-vesting over a three-year performance period and restricted stock that also has three year cliff-vesting to minimize management turnover and further align officer incentives with those of our shareholders.

•Drive ownership mentality - We expect officers and directors to personally invest in our success and have adopted Stock Ownership Guidelines that set forth expectations that our executive officers and non-employee directors own or acquire a significant amount of our stock.

•Attract, retain and reward the best talent to achieve superior results - To be consistently better than our competitors, we need to recruit and retain superior talent that is able to drive superior results. We have structured our compensation program to motivate and reward such results.
Compensation Alignment with Business Strategy

Our long-term strategy builds on our strong technology foundation and leverages our operating model to drive performance in our primary industries, while at the same time seeking opportunities in other industries.

Our officer compensation program reflects our short-term and long-term strategy by design and uses certain key, objective performance metrics to evaluate performance. These key, objective performance metrics are important financial measures that help provide sharp focus on critical results in running our business efficiently and effectively.

Achieve Top Line Growth		Alignment with Incentive Plan Metrics
- Strengthen customer centricity to deliver growth		Annual Incentive Plan
–Revenue 33.33%
Drive Profitability		–Operating Income - 33.33%
- Achieve both short-term and long-term profitability goals	ó	–Earnings per Diluted Share - 33.33%

Maximize performance Returns and maintain a Strong balance sheet		Long-Term Incentive Plan
- Generate cash flow to support future growth through capital and technology investments and to provide returns to shareholders		–3 year cumulative EBITDA - 50%
- Deliver appropriate return on invested capital (ROIC)		–3 year cumulative ROIC - 50%

Our Officer Compensation Practices

Our officer compensation program features many best practices that serve shareholder interests.

What We Do…		What We Don't Do...
✓	Base a significant portion of compensation on the achievement of objective, pre-established goals tied to financial, operational, and strategic measures.	✗	No excise tax gross ups
✓	Award incentive compensation based primarily on objective measures, both short-term and long-term.	✗	No excessive perquisites
✓	Provide compensation in equity to help meet Stock Ownership Guidelines.	✗	No hedging or pledging of stock
✓	Maintain a clawback policy to recapture unearned incentive payments.	✗	No excessive change-in-control severance provisions
✓	Retain an independent compensation consultant.	✗	No dividends paid if performance shares are not earned
✓	Include double trigger of vesting of equity awards upon an appropriately defined change in control.

Say on Pay

Last year’s advisory vote on executive compensation was supported by our shareholders. The Board remains committed to understanding the views of our shareholders by taking into account the results of advisory votes on NEO compensation. Given the 2019 say-on-pay results, the Compensation Committee made fewer modifications to the officer compensation program than it did in 2019, understanding that steps taken to further align compensation with our business goals and objectives and make it more performance-based were supported by our shareholders. The Board and the Compensation Committee will again consider the results of the 2020 advisory vote on NEO compensation.

2020 Compensation Structure

For 2020, the Compensation Committee kept in place its Amended and Restated Annual Incentive Performance Based Bonus Plan ("Annual Incentive Plan") and Long-Term Incentive Plan ("Long-Term Incentive Plan"), pursuant to the Gentex Corporation 2019 Omnibus Incentive Plan ("2019 Omnibus Plan"), that was approved at the 2019 Annual meeting. Below is a summary of the Annual Incentive Plan and Long-Term Incentive Plan along with rationale for each:

Incentive Plans

Annual Incentive Plan

2019 Metrics*		2020 Metrics*	Reasons
Revenue		Revenue	Aligns short-term officer incentive pay with appropriate objective performance targets.
Operating Income	ð	Operating Income
Earnings per Diluted Share		Earnings per Diluted Share
* As adjusted to avoid impact of certain one-time or unusual events.

Long-Term Incentive Plan

2019-2021 Metrics*		2020-2022 Metrics*	Reasons
3-year cumulative EBITDA		3-year cumulative EBITDA	EBITDA and ROIC have been identified by the Compensation Committee as key measures for management to drive growth and create shareholder value. These metrics provide clear measures of our long-term performance
3-year cumulative ROIC	ð	3 year cumulative ROIC
(using performance shares and restricted stock)		(using performance shares and restricted stock)
*As adjusted to avoid impact of certain one-time or unusual events.

Base Salaries

The Compensation Committee continues to consider market median of an appropriately selected peer group in determining base salaries of our officers. In 2020, however, at the request of the CEO and other NEOs, the Compensation Committee and the Board decided not to increase NEO base salaries. In lieu thereof, the Board, based on a recommendation of the Compensation Committee, has provided the NEOs additional upside under the Long-Term Incentive Plan as discussed below.

See below for additional information on 2020 NEO compensation.

RELATIONSHIP BETWEEN PAY & PERFORMANCE

Comparator Compensation Data

One of the factors our Compensation Committee uses in setting officer compensation is an evaluation of how our target compensation and benefit levels compare to those of similarly-situated executives at companies that comprise our officer compensation peer group ("Peer Group"). Our philosophy for officer pay, including NEO pay, is to target the 50th percentile of our Peer Group and to use general industry market data as provided by the Compensation Committee’s independent compensation consultant as appropriate. In addition to market data, other factors such as an individual’s experience, responsibilities, and long-term strategic value are also considered when making recommendations and decisions on compensation.

The Peer Group used for benchmarking officer pay, including for NEOs, is made up of companies that are:

•in similar industries where we compete for talent, customers and capital;

•of similar size (as measured by annual revenue, profitability and market capitalization); and

•of similar complexity.

The Peer Group is reviewed by the Compensation Committee every year and modifications are made to ensure each company in the group meets the above comparison criteria. The companies shown in the table below comprise our Peer Group:

Allison Transmission Holdings, Inc.	Briggs & Stratton Corporation
Cooper-Standard Holdings	Franklin Electric Co., Inc.
Gentherm Incorporated	Hillenbrand, Inc.
ITT Inc.	LCI Industries
Meritor, Inc.	Modine Manufacturing Company
Shiloh Industries, Inc.	Standard Motor Products, Inc.
Superior Industries International, Inc.	The Timken Company

Pay for Performance

As part of adopting the Long-Term Incentive Plan, the Compensation Committee considered the correlation between NEO realizable compensation and Company performance. The Compensation Committee will continue to review the alignment between pay of our NEO's and our performance on a short and long-term basis.

NEO Pay Mix

To align pay levels for our NEOs with the Company's performance, the compensation program places the greatest emphasis on performance-based incentives. A significant majority (In 2019, 75% of our CEO’s target compensation and 64% of the average target compensation of our other NEOs) is performance-based.

CEO Target Pay Mix
ST Incent…
25.0%
LT Incentiv…
50.0%
Base Sal…
25.0%

NEO Target Pay Mix
ST Incenti…
27.3%
LT Incenti…
36.4%
Base Salary
36.4%

ELEMENTS OF THE EXECUTIVE COMPENSATION PROGRAM

Our executive compensation program has three primary pay components: base salary; annual performance-based cash bonuses (under the Annual Incentive Plan); and long-term equity incentives (under existing plans and the Long-Term Incentive Plan). The Long-Term Incentive Plan was adopted in 2019, which implements the use of performance share awards.

Cost	Element	Key Characteristic	Why We Pay this Element	How we Determine the Amount
Fixed	Base Salary	Fixed compensation payable in cash. Reviewed annually and adjusted when appropriate.	Provide a base level of competitive cash compensation for attracting and retaining officer talent.	Experience, job scope, individual performance, and market data, including market median of our Peer Group.
Variable	Annual cash incentive award	Variable compensation payable in cash based on annual performance-related financial goals.	Motivate high performance and award results, in the near term.	Based on financial performance metrics (revenue, operating income, and earnings per diluted share) and market data, including market median of our Peer Group.
	Performance Share Award ("PSA")	PSAs vest after a three-year performance period based on meeting cumulative performance related to financial objectives.	Align the interests of officers with long-term shareholder value and retain officer talent.	Target awards based on job scope and market data, including market median of our Peer Group.
			Minimize risk taking behaviors for positive long-term results.	Payouts are based on our performance on financial metrics (EBITDA and ROIC), on a cumulative basis over a three-year period.
	Restricted Stock ("RS")	RS vests on the third anniversary of the grant date.	Increase equity-ownership and focus officers on providing shareholders with appropriate returns.	Target award based on job scope and market data, including market median of our Peer Group.
Vesting terms and Stock Ownership Guidelines promote retention and a linkage to the interest of shareholders.

Base Salary

We provide base salaries to compensate our officers, including NEOs, for their primary roles and responsibilities and to provide a stable level of annual compensation. Actual NEO salary levels and adjustments thereto vary based on the NEOs role, level of responsibility, experience, individual performance, future potential and market value, and market data including market median of our Peer Group. In addition, salary increases may be warranted because of a promotion or change in responsibilities.
As previously disclosed, the Compensation Committee, intended to move base salaries for NEOs toward the market median of the Company's established peer group over a three-year period. At the request of the CEO and other NEOs, the Compensation Committee and the Board have decided not to increase base salaries at this time. In lieu thereof, the Board, based on a recommendation of the Compensation Committee, has provided the NEOs additional upside under the Long-Term Incentive Plan as discussed herein. 2020 Base Salary as approved by the Board is set forth below as follows:

Executive Officer	2020 Base Salary	2019 Base Salary
Steve Downing	$750,000	$750,000
Neil Boehm	$407,000	$407,000
Kevin Nash	$400,000	$400,000
Matt Chiodo	$380,000	$380,000
Scott Ryan	$350,000	$350,000

Annual Incentive Plan

The Annual Incentive Plan is a cash-based plan intended to motivate and reward employees based on Company performance metrics (revenue, operating income, and earning per dilute shares) that we believe drive shareholder value.

The Annual Incentive Plan covers all officers, including our NEOs. At the beginning of each year, the Compensation Committee reviews and approves an annual cash bonus target for each NEO, as a percentage of base salary for the year, as set forth in further detail below. The NEOs may earn from 0% to 200% of base salary. The performance-related targets for revenue, operating income, and earnings per diluted share, are set by, and achievement of targets are approved by, the Compensation Committee and/or the Board.

For our NEOs, the 2019 Annual target payout opportunities and results weightings are shown in the table below:

Executive Officer	Threshold	Target	Maximum
Steve Downing	50%	100%	200%
Neil Boehm	37.5%	75%	150%
Kevin Nash	37.5%	75%	150%
Matt Chiodo	37.5%	75%	150%
Scott Ryan	37.5%	75%	150%

No changes were made to the Annual Incentive Plan target opportunities for NEOs in 2020, as the target and maximum opportunity levels remain within the competitive pay range for each position. The foregoing payout opportunities are multiplied by the weighting factor of a particular performance metric to determine the amount of cash bonuses payable to the extent the threshold, target, or maximum performance for each metric is exceeded. Linear interpolation is used to determine prorated Annual Incentive Plan bonuses for performance in between threshold and target and in between target and maximum.
Those certain financial performance metrics (for 2019 and 2020) determine overall Annual Incentive Plan awards for the officers, including NEOs weighted as follows: Revenue (33.33%), Operating Income (33.33%) and Earnings per Diluted Share (33.33%). These metrics are not only appropriate measures of our underlying performance, but also align with our overall business strategy.

To determine whether Annual Incentive Plan awards are paid, performance for the year is measured against pre-determined target levels for each financial performance metric. The target for the three performance metrics reflects a level of performance, which at the time determined, was anticipated to be challenging but achievable. The threshold level is set to be reflective of performance at which the Compensation Committee believed a portion of the award opportunity should be earned. The maximum level was set well above the target, requiring significant achievements and reflecting performance at which the Compensation Committee agreed that an additional 100% of the target award was warranted.
2019 Annual Incentive Plan Performance

For 2019, the pre-established target performance (along with the pre-established thresholds and maximums) and actual results for the performance metrics are as follows:

AIP Performance Metrics	Weight	Threshold*	Target*	Maximum*	Actual*
Revenue	33.33%	$1,504,000	$1,880,000	$2,256,000	$1,858,897
Operating Income	33.33%	$411,300	$514,126	$616,951	$505,447
Earnings per Diluted Share	33.33%	$1.384	$1.730	$2.076	$1.733

* amounts in thousands (000) except for per share amounts. Amounts may be modified in the discretion of the Compensation Committee as appropriate to ensure the performance metrics are not unsuitable. Threshold, Target, and Maximum for Operating Income and Earnings per Diluted Share were adjusted to address the estimated impact of tariffs and the Actual Performance was similarly adjusted with respect to the actual impact of tariffs.

2019 Annual Incentive Plan Payments

The Annual Incentive Plan payments for 2019, based on actual Revenue, Operating Income, and Earnings per Diluted Share (adjusted as appropriate by the Compensation Committee) and performance of the NEOs are shown in the table below:

Executive Officer	2019 Annual Award Performance Bonus	2019 Discretionary Bonus
Steve Downing	$735,272	$—
Neil Boehm	$299,256	$—
Kevin Nash	$294,109	$—
Matt Chiodo	$279,403	$—
Scott Ryan	$257,345	$—

The performance and payout range (threshold, target and maximum incentive opportunity) of annual cash incentives for reaching 2019 performance goals under the Annual Incentive Plan for each of our NEOs is provided in the table titled “Grants of Plan-Based Awards.” The actual performance bonus paid, as shown in the table above, is also provided in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” below. No discretionary bonuses were paid to NEO's under the 2019 Annual Incentive Plan.

For 2020, the Compensation Committee has established thresholds, targets, and maximums for Revenue, Operating Income, and Earnings per Diluted Share as the Annual Incentive Plan performance metrics.

Long-Term Incentive Plan

2019. We continue to believe that our long-term performance is driven through an ownership culture that rewards officers for creating and maximizing shareholder value. That is a philosophy that permeates our organization as evidenced by the fact that over 1,500 employees receive stock option and/or RS awards. The Long-Term Incentive Plan provides officers, including our NEOs, with incentive awards that serve an important role by balancing other applicable short-term goals with long-term shareholder value creation while minimizing risk-taking behaviors that could negatively affect long-term results.

The Board and/or the Compensation Committee approves the amount of the long-term incentive awards, which are based on a percentage of the officers, including NEO’s, base salary. Each officer's, including NEO’s, award opportunity is based on a target dollar value (determined toward the beginning of the performance period) as a percentage of base salary assigned to his or her position based on market comparisons for similar positions, using both Peer Group and general industry market data. The following target opportunities apply for the 2019-2021 performance period under the Long-Term Incentive Plan:

Executive Officer	Long-Term Plan Target Opportunity Percentage of Base Salary for 2019-2021
Steve Downing	200%
Neil Boehm	100%
Kevin Nash	100%
Matt Chiodo	100%
Scott Ryan	100%

2020. For 2020, the Target was moved to 240% for Mr. Downing, 150% for Mr. Boehm, 140% for Mr. Nash, 130% for Mr. Chiodo, and 125% for Mr. Ryan in lieu of base salary increases. The Compensation Committee had intended to move base salaries for NEOs toward the market median of the Company's established Peer Group (as previously discussed and disclosed), but instead provided more upside under the Long-Term Plan for 2020. No other changes were made in 2020 with respect to the Long-Term Incentive Plan.

Achievement at threshold performance yields 50% of the target award and achievement of maximum performance yields another 100% of the target award. To the extent performance exceeds threshold or target, as applicable, for an applicable performance objective, but does not meet or exceed the established target or maximum, as applicable, linear interpolation is used to determine the pro rata portion of such award.

Seventy percent (70%) of the total value of the target long-term incentive opportunity is delivered through PSAs and the other thirty percent (30%) through RS. We believe both PSAs and RS are forms of performance-based incentive compensation because PSAs provide direct alignment with shareholder interests and the value of RSUs fluctuates based on stock price performance.

In addition to requiring achievement of performance objectives in respect to PSAs, PSAs and RS require the NEO to remain employed with the Company for three years from the grant date, unless the NEO attains retirement age, departs for good reason, dies, or becomes disabled whereby an award may be paid or partially paid.

Performance Shares

The Long-Term Incentive Plan is designed to provide PSAs for officers, including our NEOs. PSAs, which are 70% of the total long-term incentive opportunity, are tied to the achievement of two performance objectives, each weighted equally: EBITDA (50%) and ROIC (50%), adjusted as determined by the Compensation Committee. Each performance objective is based on a three-year performance period (2019-2021) with a performance range that can result in PSAs of 0% to another 100% of the target opportunity. Under the Long-Term Incentive Plan, PSAs are generally granted in February to officers, including NEOs and vest based on achievement of the performance objectives and remaining employed until the third anniversary of the grant.
EBITDA drives the ability to commit resources to continued growth, but is also a measure of ability to provide shareholder return. It also drives profitable sales growth and optimizes our cost structure. ROIC ensures management uses our capital in an effective manner that drives shareholder return. Since the value of PSAs is also tied to our actual performance in key performance objectives over a three year period, PSAs align the officers' interests with those of shareholders. The target opportunities of PSAs for the NEOs are shown in the table below:

Executive Officer	Number of PSAs awarded in 2019 (Target ) for 2019-2021
Steve Downing	49,575
Neil Boehm	13,451
Kevin Nash	13,220
Matt Chiodo	12,559
Scott Ryan	11,568

Restricted Stock Awards

The other 30% of the total value of the long-term incentive opportunity consists of RS awards. RS incents and rewards executives for improving long-term stock value and serve as a retention tool. Under the Long-Term Incentive Plan, RS is generally granted in February to officers, including our NEOs, and cliff vest on the third anniversary of the grant, provided the recipient remains employed on the third anniversary of the grant. The RS awarded in 2019, based on the target opportunities, for the NEOs are shown in the table below:

Executive Officer	Number of RS Awarded in 2019 for 2019-2021
Steve Downing	21,246
Neil Boehm	5,765
Kevin Nash	5,666
Matt Chiodo	5,382
Scott Ryan	4,958

Equity awards granted to our NEOs are shown in the "Grant of Plan-Based Awards" table and in the "Summary Compensation Table" below.

Retirement and Deferred Compensation

Each of the NEOs is eligible to participate in the following retirement and deferred compensation benefit plans:

•Retirement Savings Plan
•Deferred Compensation Plan

The Gentex Corporation Retirment Savings Plan is a tax-qualified, "safe harbor" 401(k) plan for our U.S.-based employees of the Company, including NEOs. Participants may elect to contribute a portion of their earnings to the plan each year. We match 100% on an employee's contributions up to 3% of compensation and 50% on an employee's contributions on the the next 2% of compensation. The matching amounts for the NEOs is listed in the "Summary Compensation Table" in the Proxy Report.

The Gentex Corporation Non-Qualified Deferred Compensation Plan (the "Deferred Compensation Plan") provides a vehicle for key employees and officers to defer compensation on a tax-favored basis. The Deferred Compensation Plan is intended to enhance retirement savings among a select group of management and highly compensated employees who contribute significantly to the success of the Company. Only select management and highly compensated employees, including NEOs, are eligible to participate allowing them to elect, on a pre-tax basis, to defer receipt of certain compensation by making an election in accordance with the terms of the Deferred Compensation Plan. Participants are immediately vested in their own deferrals and related earnings. The Company may, but is not required, to match participant deferrals. Participants are generally vested in any such matching contributions 50% after two years but before three years of service and 100% after three years of service. A participant's vested credit balance will generally be paid on the earliest to occur of: a separation from service; a fixed date or event; a change of control; or a plan termination. A participant can elect whether to receive his or her vested credit balance in a lump sum on the relevant payment date or in installments thereafter. The Deferred Compensation Plan maintains a "rabbi trust" to assist the Company in meeting its obligations under the Deferred Compensation Plan. The assets in such trust remain subject to the creditors of the Company and are not property of any participant. The Deferred Compensation Plan is intended to comply with Section 409A of the Internal Revenue Code.

In fiscal year 2019, participants were eligible to elect to defer up to 75% of their base pay and up to 75% of any incentive performance bonus, quarterly profit sharing bonus or look back performance bonus into the plan on a tax-deferral basis. For 2019 the Company elected to make discretionary company credit of 10% of contributions into all participants accounts. The deferral amount and the Company matching amounts for the NEOs are listed, respectively, in the "Summary Compensation Table" and the "Non-Qualified Deferred Compensation Table" each below.

HOW COMPENSATION DECISIONS ARE MADE

Role of the Compensation Committee and CEO

The Compensation Committee of the Board assists the Board in fulfilling its obligations related to the compensation of the Company's officers and, in general, with respect to equity compensation for all employees. Our current Compensation Committee consists of a chair and independent directors who are appointed annually by the Board. Under the Compensation Committee Charter, the Compensation Committee must have a minimum of three members who meet the requirements for independence as set forth by the Securities and Exchange Commission ("SEC") and the NASDAQ Stock Market Rules. Members of the Compensation Committee must also qualify as “non-employee directors” within the meaning of Exchange Act Rule 16b-3 and as “outside directors” for purposes of Section 162(m) of the Internal Revenue Code.

The Compensation Committee members during 2019 were: Richard Schaum (Chair), Gary Goode, and James Wallace.

The Compensation Committee’s responsibilities include, but are not limited to, reviewing our officer compensation philosophy and strategy, participating in the performance evaluation process for our President and CEO, setting base salary and incentive opportunities for our President and CEO and other NEOs, establishing the overarching pay philosophy for our management team, establishing incentive compensation and performance goals and objectives for our NEO's and other officers and determining whether performance objectives have been achieved. Executive sessions are held by the Compensation Committee without the participation of any member of management. Each year, the Compensation Committee reviews the performance and total compensation package of our NEOs. The Compensation Committee reviews and establishes each NEOs total target and actual compensation for the current year, which includes base salary, annual bonus opportunities, and long-term equity incentive awards as more fully described herein. The Compensation Committee also approves equity compensation for all employees.

Our President and CEO is responsible for making recommendations to the Compensation Committee regarding base salary and incentive opportunities for the NEOs, other than with respect to his own compensation, but does not vote with respect thereto.

Compensation decisions are made by the Compensation Committee using its sole judgment, but may be recommended to the full Board for approval as well. The Compensation Committee focuses primarily on each NEO’s performance against financial and strategic objectives and the Company's overall performance.

Role of the Independent Compensation Consultant

The Compensation Committee Charter states that the Compensation Committee may retain outside compensation consultants, legal advisors, or other advisors in its discretion. During 2019, the Compensation Committee did not engage its independent compensation consultant Mercer (of the Marsh & McLennan Companies), to provide it with any new or expanded services related to compensation matters beyond those services previously disclosed. When engaging Mercer, the Compensation Committee considers the relevant independence factors to ensure such work does not raise any conflict of interest. Mercer did not provide any other services to the Company in 2019 and its fees for such disclosed services were $46,000.

We continued to use Marsh USA Inc. ("Marsh"), another of the Marsh & McLennan Companies, to provide insurance services in 2019. The Company paid Marsh approximately $426,000 in 2019. The total fees paid to Mercer and Marsh for 2019 was approximately $472,000, which is approximately .0028% of the revenues of Marsh & McLennan Companies for 2019. The decision by the Compensation Committee to engage Mercer was done with the knowledge that Marsh was engaged to provide insurance services.

COMPENSATION POLICIES & PRACTICES

Stock Ownership Guidelines

Our Stock Ownership Guidelines are intended to encourage executives to own a significant number of shares of our common stock. The Stock Ownership Guidelines are calculated based on a multiple of the NEO’s annual base salary (five times for the President and CEO and three times for the other NEOs). Further, the stock ownership guidelines also apply to non-employee directors using a multiple of their annual retainer (five times).

Such Stock Ownership Guidelines provide for the NEOs and non-employee directors to achieve the targeted stock ownership levels on a schedule within five years. In determining if our NEOs and non-employee directors have satisfied the ownership requirements, we generally include RS that has been granted and any shares owned outright by the NEO or non-employee directors.

Clawback Provisions

To mitigate risk of paying either annual or long-term incentives including equity incentives based on faulty financial results, we have a Clawback Policy regarding adjustment of compensation in the event of a restatement of our financial results. It provides that the Compensation Committee will review all bonuses and other compensation paid or awarded to our executive officers based on the achievement of corporate performance goals during the period covered by a restatement. If the amount of such compensation paid or payable to any current or former executive officer based on the originally reported financial results differs from the amount that would have been paid or payable based on the restated financial results, the Company will seek recovery from the executive officer of any compensation exceeding that to which he or she would have been entitled based on the restated results.

Hedging and Pledging of Stock

Under the terms of our Anti-Hedging and Anti-Pledging Policy, no officer or director is permitted to engage in securities transactions that would allow them either to insulate themselves from or profit from, a decline in the Company's stock price. Similarly, no officer or director may enter into hedging transactions in the Company's stock. Such transactions include, but are not limited to, short sales as well as any hedging transactions in derivative securities (e.g. puts, calls, options, collars, etc.) or other speculative transactions relating to the Company's stock. Pledging of our stock is prohibited as well. This policy is intended to ensure our officers and directors have full risks and rewards of ownership of our stock.

Equity-Based Grant Practices

Under our equity-based grant practices, we make annual equity-based grants to officers, including NEOs, in the first quarter of the calendar year at a meeting of the Board. The exercise price, in the case of any stock options, or the value in the case of PSAs or RS, is now the average closing price of our common stock on the NASDAQ for the twenty (20) trading days preceding the day of the grant (but prior to that, the date of grant was used) for NEOs, officers, and non-employee directors. The Compensation Committee approves all equity-based grants, though the Board also approves all NEO compensation.
Mitigation of Potential Risk in Pay Programs

The Compensation Committee has reviewed our compensation policies and practices and determined that there are no risks arising from our compensation policies and practices for our employees that are reasonably likely to have a material adverse effect on the Company. To avoid excessive risk-taking behaviors, we have put in place several mechanisms, including, but not limited to:

•Stock Ownership Guidelines;

•Caps on annual incentive payouts;

•Financial performance-based annual incentive program;

•Long-term incentive awards (which are delivered in the form of equity) based on remaining with the Company and/or financial performance objectives;

•Mix of multiple types of awards;

•Use of multiple performance objectives to determine annual and long-term incentive payouts; and

•Clawback Policy and Anti-Hedging and Anti-Pledging Policy.

Impact of Accounting and Tax Treatments

Internal Revenue Code Section 162(m)

Subject to certain exceptions, Section 162(m) of the Internal Revenue Code limits our ability to deduct compensation in excess of $1 million per year paid to certain covered employees. The exemption from Section 162(m)’s deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our covered executive officers in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements entered prior to November 2, 2017 and which are not materially amended thereafter. We do not believe the foregoing has had a material impact on the Company's compensation-related decision making or our results of operations.

Accounting for Stock-Based Compensation

We account for stock-based payments under our equity-based plans in accordance with the requirements of FASB ASC Topic 718. Further information about this accounting treatment can be found in Notes 1 and 5 of the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2019.

DIRECTOR COMPENSATION

Our Compensation Committee has responsibility for periodically assessing our director compensation program.

For 2019, each director who was not an employee at the Company received, as applicable:

 Annual retainer - $80,000
 Chair of the Board retainer - $75,000
 Audit Committee Chair retainer - $12,500
 Compensation Committee Chair retainer - $10,000
 Nominating and Corporate Governance Committee Chair retainer - $10,000
 Audit Committee Member retainer (non-chair) - $7,500
 Compensation Committee Member retainer (non-chair) - $5,000
 Nominating and Corporate Governance Committee Member (non-chair) - $5,000

All of the foregoing amounts are payable quarterly. As of 2019, directors elected at each Annual Meeting receive a grant of RS equal to $100,000 divided by the average closing price per share of the Company's common stock on the twenty (20) days preceding the date of the grant rounded to the nearest whole share of such RS. Each such RS grant will vest on the first anniversary of the grant.

PAY RATIO

As a result of rules adopted under the Dodd-Frank Act, the SEC requires disclosure of the CEO to median employee pay ratio. In 2019, the CEO's annual total compensation was $3,059,702 as reflected in the "Summary Compensation Table." Our median employee's annual compensation for 2019 was $48,462. As a result, we estimate that the CEO's annual total compensation was approximately 63 times that of our median employee in 2019. This pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

For purposes of determining our CEO pay ratio, SEC rules allow us to use the same median paid employee for three years as long as there has been no change in our employee population or employee comensation arrangements that we reasonably believe would result in a significant change to our CEO pay ratio disclosure. We analyzed the 2018 gross earnings (as described in the following paragraph) for our employee population, and as a result of such analysis, we do not believe any such change occurred during 2019. Therefore, we have utilized the same median paid employee for this year's CEO pay ratio disclosure as we used for 2018.

To identify our median paid employee for 2018, we analyzed our employee population as of 12/31/2018. Our employee population was approximately 5,800. We identified our median paid employee based on gross annualized earnings for 2018, which included gross wages, bonus payments, stock compensation expense and taxable benefits. Compensation earned in currencies other than U.S. Dollars was translated into U.S. Dollars.

We determined the median paid employee's annual total compensation using the methodology for calculating total compensation for the Summary Compensation Table and compared that to the annual total compensation of our CEO, as disclosed in the Summary Compensation Table.

CONCLUSION

We have reached the conclusion that each individual element of compensation, as well as the total compensation, delivered to our NEOs and to our directors during 2019 are reasonable, appropriate, and in the best interests of the Company and our shareholders. We believe the elements of compensation for 2020 will be the same. That determination is based on a continuation of our compensation philosophy and practices which we believe align both the short-term and long-term interests of our officers with those of our shareholders. It remains the case that each element of our compensation program is important to accomplishing the Company's goals of creating an entrepreneurial environment so that our employees are motivated to remain with us, individually perform to the best of their abilities, and focus on our long-term success.

EXECUTIVE COMPENSATION

Summary Compensation

The following table sets forth the compensation earned by the principal executive officer, principal financial officer, and other executive officers for services rendered to the Company for the fiscal year ended December 31, 2019.

Summary Compensation Table for 2019
Name and Principal Position	Year	Salary ($)	Bonus ($)	(1) Stock Awards ($)	(2) Option Awards ($)	(3) Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	(5) All Other Compensation ($)	Total ($)
Steve Downing, President and CEO	2019	733,846	—	1,444,748	—	735,272	—	145,836	3,059,702
	2018	618,173	180,000	1,559,920	636,017	323,989	—	109,351	3,427,450
	2017	420,959	182,358	286,130	—	96,809	—	88,514	1,074,770
Neil Boehm, Vice President - Engineering and CTO (4)	2019	395,046	—	392,006	—	299,256	—	68,838	1,155,146
	2018	317,734	80,000	183,520	188,916	129,412	—	58,428	958,010
Kevin Nash, Vice President - Finance, CFO and Treasurer	2019	396,308	—	385,274	—	294,109	—	76,251	1,151,942
	2018	327,075	90,000	183,520	170,024	132,132	—	87,485	990,236
	2017	225,504	104,254	134,447	—	51,451	—	84,757	600,413
Matt Chiodo, Vice President - Sales (4)	2019	372,893	—	365,996	—	279,403	—	63,193	1,081,485
	2018	321,270	80,000	183,520	188,916	130,578	—	50,949	955,233
Scott Ryan, Vice President, General Counsel and Corporate Secretary	2019	348,346	—	337,130	—	257,345	—	63,608	1,006,429
	2018	305,573	80,000	183,520	157,430	122,417	—	77,805	926,745
	2017	237,776	87,838	68,373	—	54,433	—	48,332	496,752

(1)	The amounts shown in this column for 2019 include the aggregate grant date fair market value of RS granted in 2019 and the aggregate grant date fair market value of PSAs awarded for the 2019-2021 performance cycle at target. The amounts in this column for 2018 and 2017 are solely the outstanding RS award with the value shown in the aggregate grant date fair value. The values in this column are computed in accordance with FASB ASC Topic 718 (as opposed to what is included in the Company's financial statements). See the Company's Annual Report (Footnote 5) for the years ended December 31, 2019, 2018 and 2017 for the assumptions made in the valuation of the RS grants and PSA grants. The actual number of RS shares granted and PSA shares granted is shown in the "Grants of Plan-Based Awards" table included in this Proxy Statement. Dividends for RS grants are and will be paid on the shares, if, and to the same extent, paid on the Company's common stock. Dividend equivalents are earned and accumulated over the performance period for PSAs, if, and at a similar rate and to the same extent, paid on the Company's common stock. NEOs are eligible to receive RS awards and PSA awards at the discretion of the Compensation Committee in accordance with the 2019 Omnibus Plan as discussed in the "Compensation Discussion and Analysis" section of this Proxy Statement.
(2)	For each outstanding stock option award, the value shown is the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 (as opposed to what is included in the Company's financial statements). See the Company's Annual Report (Footnote 5) for the years ended December 31, 2019, 2018 and 2017 for the assumptions made in the valuation of stock options. The actual number of stock options granted is shown in the "Outstanding Equity Awards at Fiscal Year-End" table included in this Proxy Statement.
(3)	Amounts set forth relate to performance-based bonuses earned under the Annual Incentive Plan based on the achievement of performance metrics set forth therein and are discussed further in the "Compensation Discussion and Analysis" section of this Proxy Statement.
(4)	Mr. Boehm and Mr. Chiodo became NEOs of the Company in February of 2018.
(5)	Other compensation includes the sum of RS dividends, PSA deemed dividends, matching contributions by the Company pursuant to its 401(k) Plan, matching contributions by the Company pursuant to its Deferred Compensation Plan, and the use of Company automobiles or reimbursement for the use of personal automobiles pursuant to the Company's policy for use of such vehicles, detailed in the table set forth below. Other compensation also includes membership fees at local country clubs and certain costs associated with the personal use of Company aircraft which is subject to income inclusion as a taxable fringe benefit, as summarized below in "Other Perquisites".

Name	Restricted Stock Dividends ($)	Performance Share Deemed Dividends ($)	401(k) Employer Match ($)	NQDC Employer Match ($)	Personal Use of Automobiles ($)	Other Perquisites ($)	Total Other Compensation($)
Steve Downing	$50,211	23,052	11,200	20,893	25,956	14,524	145,836
Neil Boehm	$13,452	6,255	11,200	5,576	20,364	11,991	68,838
Kevin Nash	$15,454	6,147	11,200	6,371	15,454	21,517	76,143
Matt Chiodo	$11,648	5,840	11,200	8,673	22,992	2,425	62,778
Scott Ryan	$8,368	5,379	11,200	6,115	24,648	7,898	63,608

Grant of Plan-Based Awards

The following table discloses the actual number of RS awards, PSAs, and stock options granted and the grant date of those awards. It also captures potential future payouts under the Company's non-equity and equity incentive plans.

Grants of Plan-Based Awards for 2019
Name	(1) Grant Date	(2) Estimated Future Payouts Under Non-Equity Incentive Plans			(3) Estimated Future Payouts Under Equity Incentive Plan Awards			(4) All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	(5) Grant Date Fair Value of Stock and Option Awards ($)
		Thres-hold ($)	Target ($)	Maximum ($)	Thres-hold (#)	Target (#)	Maxi-mum (#)
Steve Downing	02/13/19	$375,000	$750,000	$1,500,000	24,788	49,575	99,150	21,246	—	—	$1,444,748
Neil Boehm	02/13/19	$152,625	$305,250	$712,250	6,726	13,451	26,902	5,765	—	—	$392,006
Kevin Nash	02/13/19	$150,000	$300,000	$700,000	6,610	13,220	26,440	5,666	—	—	$385,274
Matt Chiodo	02/13/19	$142,500	$285,000	$665,000	6,280	12,559	25,118	5,382	—	—	$365,996
Scott Ryan	02/13/19	$131,250	$262,500	$612,500	5,784	11,568	23,136	4,958	—	—	$337,130

(1)	The Grant Date is the date when the Compensation Committee's recommendation was approved by the entire Board.
(2)	For 2019 under the Annual Incentive Plan, the Compensation Committee has established ratios of 50% of base salary for the President and CEO and 37.5% of base salary for the other NEOs upon achievement of the threshold, 100% of base salary for the President and CEO and 75% of base salary for the other NEOs upon achievement of the target, and another 100% of base salary for the President and CEO and another 75% of base salary for the other NEOs upon achievement of the maximum. At its February 2019 meeting, the Compensation Committee also established thresholds, targets, and maximums for the Revenue, Operating Income, and Earnings per Diluted Share performance metrics. As such, the columns reflect potential payments for each NEO under the Annual Incentive Plan.
(3)	These columns reflect the potential issuance of shares of common stock for each NEO under the PSA component of the Long-Term Incentive Plan for 2019. PSAs accounted for seventy percent (70%) of the Long-Term Incentive Plan awards in 2019 as discussed in the Long-Term Incentive Plan section of "Compensation Discussion and Analysis". Such PSAs cliff vest at the end of a three year period based on the Company's performance against established metrics as discussed in "Compensation Discussion and Analysis".
(4)	These RS awards represent the number of shares of restricted common stock awarded under the Long-Term Incentive Plan. RS accounted for thirty percent (30%) of the Long-Term Incentive Plan awards in 2019 as discussed in the Long-Term Incentive Plan section of "Compensation Discussion and Analysis." Such RS cliff vests three (3) years from the grant date.
(5)	This column represents the fair value (at grant date) of RS awards and PSAs granted to each of the NEOs in 2019. See the Company's Annual Report on Form 10-K, Note 5, for the year ended December 31, 2019 for the assumptions made in the valuation of RS awards and PSAs.

Outstanding Equity Awards at Fiscal Year End

The following table shows outstanding stock option awards classified as exercisable and unexercisable as of December 31, 2019, for the NEOs. It also shows RS awards and PSAs not yet vested as of December 31, 2019. The information contained in this table is based on the 2 for 1 common stock split effected as of December 31, 2014 in the form of a 100% stock dividend.

Outstanding Equity Awards at Fiscal Year-End at December 31, 2019
	Option Awards					Stock Awards
Name	(1) Number of Securities Underlying Unexercised Options (#) Exercisable	(1) Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	(2) Option Exercise Price ($)	Option Expiration Date	(3) Number of Shares or Units of Stock That Have Not Vested (#)	(4) Market Value of Shares or Units of Stock That Have Not Vested ($)	(5) Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	(6) Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Steve Downing	16,200	—	—	12.80	30-Sep-2020	6,000	173,880	—	—
	—	—	—		16-Feb-2021	6,384	185,008	—	—
	—	—	—		22-Feb-2021	6,300	182,574	—	—
	22,500	—	—	13.39	30-Sep-2021	—	—	—	—
	—	—	—		15-Feb-2022	31,000	898,380	—	—
	—	—	—		16-Feb-2022	7,560	219,089	—	—
	—	—	—		13-Feb-2022	21,246	615,709	24,788	718,356
	10,128	3,376	—	15.50	30-Sep-2022	—	—	—	—
	—	—	—		15-Feb-2023	37,000	1,072,260	—	—
	10,638	7,092	—	14.70	22-Feb-2023	—	—	—	—
	25,250	75,750	—	22.94	15-Feb-2028	—	—	—	—
	84,716	86,218	—			115,490	3,346,900	24,788	718,356
	—	—	—		31-Mar-2021	2,053	59,496	—	—
Neil Boehm	—	—	—		15-Feb-2022	8,000	231,840	—	—
	—	—	—		13-Feb-2022	5,765	167,070	6,726	194,919
	—	—	—		31-Mar-2022	4,500	130,410	—	—
	3,726	2,484	—	15.69	31-Mar-2023	—	—	—	—
	7,500	22,500	—	22.94	15-Feb-2028	—	—	—	—
	11,226	24,984	—			18,265	529,320	6,726	194,919
Kevin Nash	—	—	—		30-Sep-2020	3,000	86,940	—	—
	—	—	—		16-Feb-2021	2,922	84,680	—	—
	—	—	—		22-Feb-2021	3,150	91,287	—	—
	5,864	—	—	13.39	30-Sep-2021	—	—	—	—
	—	—	—		15-Feb-2022	8,000	231,840	—	—
	—	—	—		16-Feb-2022	3,630	105,197	—	—
	—	—	—		13-Feb-2022	5,666	164,201	6,610	191,558
	3,224	1,612	—	15.50	30-Sep-2022	—	—	—	—
	3,388	3,388	—	14.70	22-Feb-2023	—	—	—	—
	6,750	20,250	—	22.94	15-Feb-2028	—	—	—	—
	19,226	25,250	—			26,368	764,145	6,610	191,558
Matt Chiodo	2,500	2,500	—	15.69	31-Mar-2021	6,851	198,542	—	—
	—	—	—		15-Feb-2022	8,000	231,840	—	—
	—	—	—		13-Feb-2022	5,382	155,970	6,280	181,994
	—	—	—		31-Mar-2022	5,700	165,186	—	—
	7,500	22,500	—	22.94	15-Feb-2028	—	—	—	—
	10,000	25,000	—			25,933	751,538	6,280	181,994
Scott Ryan	—	—	—		31-Dec-2020	1,650	47,817	—	—
	—	—	—		16-Feb-2021	1,512	43,818	—	—
	—	—	—		22-Feb-2021	1,650	47,817	—	—
	—	—	—		15-Feb-2022	8,000	231,840	—	—
	—	—	—		16-Feb-2022	1,820	52,744	—	—
	—	—	—		13-Feb-2022	4,958	143,683	5,784	167,620
	3,664	916	—	16.01	31-Dec-2022	—	—	—	—
	2,748	1,832	—	14.70	22-Feb-2023	—	—	—	—
	6,250	18,750	—	22.94	15-Feb-2028	—	—	—	—
	12,662	21,498	—			19,590	567,719	5,784.00	167,620

(1)	These options become exercisable, as long as employment with the Company continues, for 20 percent on each anniversary of the grant date commencing with the first anniversary of the grant date for all grants prior to 2018. For option grants during 2018, options become exercisable, as long as employment with the Company continues, for 25% on each anniversary of the grant date, with an expiration date ten years from grant date. Mr. Chiodo has 2,500 five-year options of which 2,500 are fully exercisable as of December 31, 2019, and were granted to Mr. Chiodo before he became a NEO of the Company.
(2)	The exercise price is the closing price of the stock on the date the Compensation Committee met to approve the option grants, or when the Compensation Committee's recommendation was approved by the entire Board. The exercise price may be paid in cash, in shares of the Company's common stock, and/or by the surrender of the exercisable options valued at the difference between the exercise price and the market value of the underlying shares.
(3)	As long as employment with the Company continues, restrictions on RS granted under the Long-Term Incentive Plan and Second Restricted Stock Plan lapse upon the expiration of three, four, or five years from the date of grant (shown in the Option Expiration Date column for convenience). Dividends on RS are, and will be, paid on these shares if, and to the same extent, paid on the Company's common stock. See "Grant of Plan Based Awards Table for 2019" for additional detail on RS awarded in 2019.
(4)	The amounts in this column represent the market value as of December 31, 2019, of RS awarded under the Long-Term Incentive Plan and Second Restricted Stock Plan.
(5)	PSAs granted on February 13, 2019, cliff vest after a three year performance period as long as the NEO remains employed by the Company. Dividend equivalents on PSAs are and will be deferred on these awards over the performance period, if, and at an equivalent value as, dividends are paid on the Company's common stock. The PSAs shown in this column reflect threshold performance under the Long-Term Incentive Plan as discussed in the Long-Term Incentive Plan section of "Compensation Discussion and Analysis." See "Grant of Plan Based Awards Table for 2019" for additional detail on PSAs awarded in 2019.
(6)	For PSAs granted in 2019, the amounts in this column reflect the market value as of December 31, 2019, of 50% (i.e., threshold performance) of PSAs awarded under the Long-Term Incentive Plan in 2019.

Option Exercises and Stock Vested

The following table contains information regarding the exercise of stock options and vesting of restricted stock during the fiscal year ended December 31, 2019, by the following NEOs:

Option Exercises and Stock Vested for 2019
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Steve Downing	5,000	83,044	—	—
Neil Boehm	8,326	54,124	18,920	472,142
Kevin Nash	—	—	12,000	330,420
Matt Chiodo	8,560	71,506	4,000	81,920
Scott Ryan	8,320	57,196	—	—

Non-Qualified Deferred Compensation

The following table contains information regarding Deferred Compensation Plan contributions, earnings and withdrawals for the plan year ended December 31, 2019, by the following NEOs:

Non-Qualified Deferred Compensation
Executive Officer	Executive Contributions Y/E 2019 (1)	Company Contributions in 2019 (1)	Aggregate Earnings in 2019 (2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Y/E 2019
Steve Downing	$208,929	$20,893	$4,827	$ -	$234,649
Neil Boehm	$55,755	$5,576	$1,734	$ -	$63,065
Kevin Nash	$63,711	$6,371	$961	$ -	$71,043
Matthew Chiodo	$86,732	$8,673	$987	$ -	$96,392
Scott Ryan	$61,154	$6,115	$597	$ -	$67,866

(1)	The amounts shown as executive contributions or Company contributions for the plan year ended December 31, 2019, if any, were reported in the 2019 Summary Compensation Table.
(2)	The amounts shown includes interest earned from cash deferrals. The earnings during 2019 were not above market or preferential; therefore, these amounts were not included in the 2019 Summary Compensation Table.

For further information, see the Deferred Compensation section of "Compensation Discussion and Analysis".

The Company does not have any contracts with its NEOs linked to a change in control of the Company other than with respect to vesting certain RS, stock option awards, or PSAs.

DIRECTOR COMPENSATION

The following table discloses the cash, stock option awards, and other compensation earned, paid, or awarded to each of the Company's directors during the fiscal year 2019.

Director Compensation for 2019
Name	(1) Fees Earned or Paid in Cash ($)	(2) Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	(3) All Other Compensation ($)	Total ($)
Leslie Brown	85,000	97,703	—	—	—	1,013	183,716
Gary Goode	110,000	97,703	—	—	—	1,013	208,716
James Hollars	80,000	97,703	—	—	—	1,013	178,716
John Mulder	80,000	97,703	—	—	—	1,013	178,716
Richard Schaum	102,500	97,703	—	—	—	1,013	201,216
Kathleen Starkoff	86,563	97,703	—			1,013	185,279
Fred Sotok	87,500	97,703	—	—	—	1,013	186,216
James Wallace	175,000	97,703	—	—	—	1,013	273,716
Brian Walker	80,000	97,703	—	—	—	1,013	178,716

(1)	Any Director who is also an employee of the Company receives no compensation for services as a director. Directors who are not employees of the Company received a director's cash retainer in the amount of $80,000 per year ($20,000 per quarter). The Chair of the Board received an additional cash retainer of $75,000 and directors who chaired the Audit Committee, Compensation Committee, and the Nominating and Corporate Governance Committee each received an additional cash retainer fee in the amounts of $12,500, $10,000, and $10,000, respectively during 2019. In addition, each director who served as a member of the Audit Committee, Compensation Committee or Nominating and Corporate Governance Committee each received an additional cash retainer in the amount of $7,500, $5,000, and $5,000, respectively in 2019.
(2)	Immediately following each Annual Meeting, non-employee directors receive a grant of RS equal to $100,000 divided by the average closing price per share of the Company's common stock on the twenty (20) trading days preceding the date of grant of such RS and such RS will vest on the first anniversary of the grant. See the Company’s Annual Report on Form 10-K (Footnote 5) for the year ended December 31, 2019 for the assumptions made in the valuation of RS awards.
(3)	All other compensation includes RS dividends. The Company also makes Company aircraft available to directors for personal use if such use does not conflict with any business purpose for the aircraft. The cost of the flight is calculated using the SIFL (Standard Industry Fare Level) rates published by the IRS in accordance with Treasury Regulation Section 1.61-21 (Taxation of fringe benefits), as is the case for NEOs as well.

The following table summarizes securities issued and to be issued under the Company’s equity compensation plans as of December 31, 2019:

Executive Compensation Plan Information
	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation Plans approved by Shareholders	5,693,225	20.17	40,080,744
Equity Compensation Plans not approved by Shareholders	—	—	—
Total	5,693,225	20.17	40,080,744

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee, which includes Messrs. Schaum (Chair), Goode, and Wallace, is currently comprised solely of members of the Company’s Board who are independent under the applicable NASDAQ listing standards. The Compensation Committee is responsible for supervising the Company’s executive compensation arrangements, including the making of decisions with respect to the award of stock-based incentives for executive officers.

CERTAIN TRANSACTIONS

The Audit Committee of the Company reviews and approves all related party transactions in accordance with its Charter. The Code of Business Conduct and Ethics requires directors, officers, and employees to report these types of matters. In addition, the Company uses questionnaires for its directors and officers annually in part to discover any unreported related-party transactions. The approval of the Audit Committee is required for related-party transactions.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS – PRINCIPAL ACCOUNTING FEES AND SERVICES

The Audit Committee and Board have selected, and submit to shareholders for ratification, Ernst & Young LLP to serve as the Company’s independent auditors for the fiscal year ending December 31, 2020. The following fees were billed by Ernst & Young LLP, the Company’s independent auditors, for the services provided to the Company during the fiscal years ended December 31:

	2019	2018
Audit Fees	$554,040	$499,600
Audit-Related	9,960	45,000
Tax Fees	—	—
All Other	92,500	—
Total	$656,500	$544,600

Audit fees include the annual audit of the Company’s consolidated financial statements, the audit of internal control over financial reporting, and timely quarterly reviews. Audit-Related fees principally consist of consultations concerning accounting matters associated with the annual audit, incremental consent filings, and other out-of-scope work. Tax fees principally consist of fees for tax advice. All Other fees principally consist of diligence services pertaining to potential acquisitions, including tax due diligence (but not tax services related to structuring). All non-audit services, including those indicated above, are pre-approved by the Audit Committee pursuant to the Revised Audit Committee Procedures for Approval of Audit and Non-audit Services by Independent Auditors, which is attached as Appendix A to this Proxy Statement. The Audit Committee considers the amount of fees for non-audit services in selecting and assessing the independence of the Company's auditors.

The Audit Committee periodically evaluates the Company's independent auditor. The quality of the staff of Ernst & Young LLP, historical and current performance, expertise in the Company's industries, reasonableness of fees, and independence are all factors that went into the Audit Committee's decision to select Ernst & Young LLP as the Company's independent auditors. The audit engagement partner for the Company rotates every five years and the Audit Committee is involved in the selection of a new audit engagement partner. Although ratification of the independent auditors by the Company’s shareholders is not legally required, the Audit Committee and Board believe that submission of this matter to the shareholders follows sound business practice and is in the best interest of shareholders in the current environment. If the shareholders do not approve the selection of Ernst & Young LLP, the selection of such firm as our independent auditors will be reconsidered by the Audit Committee. Accordingly, you may vote on the following resolution at the 2020 Annual Meeting of Shareholders:

RESOLVED, that Ernst & Young LLP be and hereby is ratified to serve as the independent auditors of the Company for the fiscal year ended December 31, 2020.

A representative of Ernst & Young LLP is expected to be present at the Annual Meeting to respond to appropriate questions and will have an opportunity to make a statement if they desire.

The Board unanimously recommends a vote FOR the ratification of Ernst & Young LLP to serve as the Company's independent auditors for fiscal year ended December 31, 2020.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

As described in the detail in "Compensation Discussion and Analysis", the Company's compensation system is designed to balance short-term performance with long-term growth. Our compensation system must be competitive with compensation arrangements provided to executives at comparably sized companies with whom we compete for talent. We look to reward performance (with an increasing percentage of executive pay being performance based); emphasize long-term incentive compensation; drive ownership mentality; and attract, retain and reward the best talent to achieve desired results. Shareholders are encouraged to read "Compensation Discussion and Analysis", the Company compensation tables, and the related narrative disclosure.

In accordance with certain legislation, the Company is providing shareholders with an advisory (nonbinding) vote on compensation programs for named executive officers (sometimes referred to as "say-on-pay"). Accordingly, you may vote on the following resolution at the 2020 Annual Meeting of Shareholders:

RESOLVED, that the compensation of the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including Compensation Discussion and Analysis, compensation tables, and narrative disclosure is hereby APPROVED.

This vote is non-binding. The Board and the Compensation Committee, which is comprised of independent directors, expect to take into account the outcome of this advisory vote when considering future executive compensation decisions, to the extent they can determine the cause or causes of any significant negative voting results.

The Board unanimously recommends that you vote FOR the approval, on an advisory basis, of the compensation of our named executive officers as disclosed pursuant to Item 402 of Resolution S-K, including Compensation Discussion and Analysis, compensation tables, and narrative disclosure.

DELINQUENT SECTION 16 REPORTS
Based upon a review of Forms 3, 4, and 5 furnished to the Company during or with respect to the preceding fiscal year and written representations from certain reporting persons, the Company is not aware of any failure by any reporting person to make timely filings of those Forms as required by Section 16(a) of the Securities Exchange Act of 1934, except that of non-employee director Mr. John Mulder who was late with reporting on Form 4 a sale of 5,000 shares held indirectly on June 11, 2019, which did not get reported until September 12, 2019.
SHAREHOLDER PROPOSALS

Any proposal of a shareholder intended to be presented at the 2021 Annual Meeting must be received by the Company at its headquarters, c/o Corporate Secretary’s Office, 600 North Centennial Street, Zeeland, Michigan 49464, no later than December 13, 2020, if the shareholder wishes the proposal to be included in the Company’s Proxy Statement relating to that meeting. In addition, the Company’s Bylaws contain certain notice and procedural requirements applicable to shareholder proposals, irrespective of whether the proposal is to be included in the Company’s Proxy materials. To be timely, such a shareholder's notice must be delivered, or mailed and received at, the Company's headquarters as set forth in the Company’s Bylaws. A copy of the Company’s Bylaws is filed with the Securities and Exchange Commission and can be obtained from the Public Reference Section of the Commission or the Company.

MISCELLANEOUS

The Company’s Annual Report to Shareholders, including financial statements, is being delivered to shareholders with this Proxy Statement and can be found online at http://ir.gentex.com.

Management is not aware of any matters to be presented for action at the Annual Meeting other than as set forth in this Proxy Statement. If other business should come before the meeting, it is the intention of the persons named as Proxy holders in the accompanying Proxy to vote the shares in accordance with their judgment. Discretionary authority to do so is included in the Proxy.

The cost of the solicitation of Proxies will be borne by the Company. In addition to the use of the mail and e-mail, Proxies may be solicited personally or by telephone or facsimile by a few regular employees of the Company without additional compensation. The Company has not retained any third party to help solicit proxies but reserves the right to do so. In addition, the Company will reimburse brokers, nominees, custodians, and other fiduciaries for their expenses in connection with sending Proxy materials to registered and beneficial owners and obtaining their Proxies.

Shareholders are urged to promptly vote your shares either on the Internet (preferred method), via telephone, or by dating, signing, and returning the accompanying Proxy in the enclosed envelope.

BY ORDER OF THE BOARD OF DIRECTORS
Scott Ryan
Corporate Secretary

April 7, 2020

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APPENDIX A

Revised Audit Committee
Procedures for Approval of Audit and Non-Audit
Services by Independent Auditors

The following procedure is adopted by the Audit Committee relating to the approval of audit and non-audit services provided by the Company’s independent auditors.

1.The Committee has reviewed and approved work to be performed by the independent auditors in the areas of tax, audit and advisory services and subcategories within each category as designated on the attached schedule.

2.Any additional audit and non-audit work performed by the independent auditors that is not included on the attached schedule must be specifically pre-approved as follows:

a.If the proposed independent auditors’ engagement is equal to or less than $50,000, the Chairman of the Audit Committee must pre-approve the work and will communicate his approval to the full Audit Committee at the next regularly scheduled meeting of the Audit Committee.

b.If the proposed independent auditors’ engagement is greater than $50,000, the full Audit Committee must pre-approve the work.

3.The independent auditors may not conduct any work that is prohibited by applicable SEC rules or regulations.

Effective February 20, 2014